Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SURGERY PARTNERS, INC.,

SP MERGER SUB, INC.,

NSH HOLDCO, INC.

and

IPC / NSH, L.P.

(solely in its capacity as the Sellers’ Representative)

Dated as of May 9, 2017

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 9, 2017, is made by and among Surgery Partners, Inc., a Delaware corporation (“Purchaser”), SP Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary (as defined herein) of Purchaser (“Merger Sub”), NSH Holdco, Inc., a Delaware corporation (the “Company”), and IPC / NSH, L.P., a Delaware limited partnership, solely in its capacity as the Sellers’ Representative (as defined herein).

RECITALS

WHEREAS, as of the date hereof, National Surgical Hospitals, Inc., a Delaware corporation and direct Wholly-Owned Subsidiary (as defined herein) of the Company (“NSH”), owns 100% of the issued and outstanding shares of common stock (the “Wyoming Stock”) of NSH Wyoming, Inc. (“NSH Wyoming”), and, immediately prior to the Effective Time (as defined herein), NSH will declare and distribute a stock dividend of the Wyoming Stock to the Company (the “Wyoming Distribution”), such that, as a result of the Wyoming Distribution, NSH Wyoming will become a direct Wholly-Owned Subsidiary of the Company;

WHEREAS, immediately following the Wyoming Distribution, the Company, Purchaser and Merger Sub intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, concurrently with the consummation of the Merger, the Securityholders (as defined herein) will receive the Wyoming Stock, which Wyoming Stock shall be included in the Base Merger Consideration and delivered to the Securityholders at the Closing as part of the Closing Date Merger Consideration (as defined herein);

WHEREAS, following the completion of the Interim Restructuring (as defined herein) and upon the consummation of the Merger, (i) Merger Sub will cease to exist, and the Company will become a Wholly-Owned Subsidiary of Purchaser and (ii) NSH Wyoming will become a direct non-Wholly-Owned Subsidiary of the Sellers’ Representative;

WHEREAS, the respective boards of directors of the Company, Purchaser and Merger Sub have each approved, adopted and declared advisable this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has recommended that this Agreement and the other Transaction Documents be adopted, and the transactions contemplated hereby and thereby be approved, by the written consent of Stockholders (as defined herein) holding at least a majority of the outstanding voting stock of the Company in accordance with Section 228 of the DGCL (the “Written Consent”) as promptly as practicable but not later than twenty-four (24) hours following the execution and delivery of this Agreement by all parties hereto; and

WHEREAS, concurrently with the execution of this Agreement (i) as a condition and inducement to the Company’s willingness to enter into this Agreement, (A) Bain Capital Fund XI, L.P. (the “Equity Financing Source”) has executed and delivered the Equity Financing Commitment (as defined herein) to Investor (as defined herein) and to the Company, as an express third party beneficiary thereof, pursuant to which the Equity Financing Source has committed to purchase equity securities of Investor in the amount set forth therein, subject to the terms and conditions thereof, and (B) Investor has entered into a Securities Purchase Agreement with respect to the acquisition of preferred equity securities of Purchaser (the transactions contemplated by the foregoing, being the “Bain Preferred Investment”), and (ii) the Equity Financing Source has executed and delivered an equity financing commitment to Investor and to H.I.G. Surgery Centers, LLC, as an express third party beneficiary thereof, pursuant to which the Equity Financing Source has committed to purchase equity securities of Investor in the amount set forth therein, subject to the terms and conditions thereof, and Investor has entered into a Securities Purchase Agreement with respect to the acquisition of common stock of Purchaser (the transactions contemplated by the foregoing, being the “Bain Common Investment” and, together with the Bain Preferred Investment, the “Bain Investment”).

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Accounting Policies” means GAAP, applied on a consistent basis with the Latest Balance Sheet and using consistent estimation methodologies and judgments and with consistent classifications as used in the Latest Balance Sheet and related statement of income; provided, however, that to the extent there is a conflict between the accounting principles, methods and practices used in preparing the Latest Balance Sheet and related statement of income and GAAP, GAAP shall prevail. For the avoidance of doubt, calculations made in accordance with the Accounting Policies shall be based exclusively on the facts and circumstances as they exist as of the Adjustment Time and excluding (i) the effects of any event, act, change in circumstances or similar development arising or occurring thereafter (including on the Closing Date) and any action of the Company Group or any of its Affiliates after Closing, (ii) any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement or (iii) any adjustment made after the Closing to conform with the accounting principles, methods, practices, estimation methodologies and judgments used by Purchaser and its Subsidiaries.

“Adjusted Closing Date Merger Consideration” means the Closing Date Merger Consideration, minus the Adjustment Escrow Amount, minus the Indemnity Escrow Amount, minus the Sequoia Matter Escrow Amount, minus the Sellers’ Representative Expense Amount.

“Adjustment Amount” means the net amount (which may be positive or negative) of all increases or decreases to the Closing Date Merger Consideration pursuant to Section 2.12(c).

“Adjustment Amount Per Share” means, if the Adjustment Amount is positive, an amount, not less than zero, equal to (a) the Adjustment Amount divided by (b) the Fully-Diluted Shares. For the avoidance of doubt, if the Adjustment Amount is negative, then the Adjustment Amount Per Share will equal zero.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement for purposes of holding the Adjustment Escrow Fund.

“Adjustment Escrow Amount” means an amount equal to $2,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Adjustment Time” means the close of business on the Business Day immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, neither NSH Wyoming nor Casper shall be deemed to be an Affiliate of any member of the Company Group.

“Aggregate Option Exercise Amount” means an amount equal to the aggregate exercise price of all In-the-Money Options outstanding immediately prior to the Effective Time.

“Amended Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 1, 2014, as may be further amended, supplemented or restated from time to time.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign common or statutory law, code, ordinance, rule, regulation, order or other requirement or rule of law, including any Healthcare Law, that is binding upon such Person.

“Aspen” means Aspen Surgery Center, LLC.

“Aspen Divestiture Amount” shall mean (a) the product of (i) the percentage ownership of Aspen represented by the Equity Securities of Aspen required to be divested by the Company and its Subsidiaries, and (ii) $11,193,525, minus (b) any cash proceeds actually received by Purchaser and its Subsidiaries in respect of such divestiture (net of Taxes actually imposed with respect to such disposition in the taxable year of such disposition, computed on a “with and without” basis).

“Base Merger Consideration” means (i) $760,000,000 and (ii) the Wyoming Stock received by the Securityholders pursuant to the Interim Restructuring.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Cash and Cash Equivalents” means, as of any date at any time, without duplication, the sum of (a) the aggregate amount of all cash and cash equivalents (including marketable securities, short-term investments and other liquid investments), plus (b) all checks and drafts deposited to the extent such checks or drafts have not been credited by the applicable bank prior to such time, minus (c) all checks and drafts issued to the extent such checks and drafts have not cleared prior to such time, in each case, of the Company, its Wholly-Owned Subsidiaries and the Joint Ventures, calculated in accordance with the Accounting Policies; provided, however, that with respect to the Joint Ventures, “Cash and Cash Equivalents” shall only include a portion of the Cash and Cash Equivalents at each Joint Venture equal to the product of (a) the total amount of Cash and Cash Equivalents at such Joint Venture and (b) the percentage ownership of such Joint Venture held directly or indirectly by the Company and its Wholly-Owned Subsidiaries.

“Casper” means Casper Medical Center, LLC, a Wyoming limited liability company.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificate” means, with respect to any Common Stockholder, each Common Certificate of such Common Stockholder, and, with respect to any Preferred Stockholder, each Preferred Certificate of such Preferred Stockholder.

“Closing Date Cash and Cash Equivalents” means, without duplication, all Cash and Cash Equivalents as of the Adjustment Time.

“Closing Date Company Indebtedness” means, without duplication, all Company Indebtedness as of the Adjustment Time.

“Closing Date Joint Venture Indebtedness” means all Joint Venture Indebtedness as of the Adjustment Time.

“Closing Date Merger Consideration” means an amount equal to (i) the Base Merger Consideration, plus (ii) Estimated Cash and Cash Equivalents, plus (iii) the Aggregate Option Exercise Amount, plus (iv) the amount, if any, by which Estimated Working Capital exceeds the Target Working Capital, minus (v) the amount, if any, by which Estimated Working Capital is less than the Target Working Capital, minus (vi) Estimated Closing Date Company Indebtedness, minus (vii) Estimated Joint Venture Indebtedness, minus (viii) Estimated Seller Expenses, minus (ix) the CMS Overpayment Liability, plus (x) the Mesa Receivable Amount.

“Closing Option Consideration” means, with respect to each In-the-Money Option, an amount equal to the product of (a) the number of shares of Common Stock subject to such In-the-Money Option, and (b) the excess of (i) the Closing Per Share Merger Consideration over (ii) the exercise price of such In-the-Money Option.

“Closing Per Share Merger Consideration” means an amount equal to (i) (A) the Adjusted Closing Date Merger Consideration, less (B) the Preferred Stock Consideration (assuming no dissenting shares of Preferred Stock), divided by (ii) the number of Fully-Diluted Shares.

“CMS” means the Centers for Medicare & Medicaid Services.

“CMS Overpayment Liability” means an amount equal to $856,089.50.

“Coastal Guaranty Agreement” means that certain Guaranty Agreement, effective as of August 28, 2008, by Coastal Bend Medical Park, LLC for the benefit of The Frost National Bank.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

“Common Stock” means the Company’s common stock, par value $0.01.

“Common Stockholder” means a holder of Common Stock.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Purchaser and Merger Sub.

“Company Group” means, collectively, the Company and its Subsidiaries. For the avoidance of doubt, each Joint Venture is a member of the Company Group.

“Company Indebtedness” means, without duplication, any and all Indebtedness of the Company and its Wholly-Owned Subsidiaries (including the Credit Facilities but excluding the amount of any Indebtedness of any Joint Venture).

“Company Option Plan” means the NSH Holdco, Inc. 2011 Equity Incentive Plan, as the same may have been amended or otherwise modified.

“Company Options” means all outstanding options to purchase shares of Common Stock issued pursuant to the Company Option Plan.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (b) such Required Information is compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act of 1933, as amended, for offerings of non-convertible debt securities on a registration statement on Form S-1 (excluding consolidating and other financial statements and data that would be required by Regulation S-X Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X or “segment reporting” or any Compensation Discussion and Analysis required by Item 402 of Regulation S-K and information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions for offerings of debt securities issued pursuant to Rule 144A), (c) any interim quarterly financial statements included in such Required Information have been reviewed by the Company’s independent auditors as provided in the procedures specified by the American Institute of Certified Public Accountants in AU-C Section 930 or any successor provision and (d) the Company’s auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the applicable offering documents, and such auditors have confirmed that they are prepared upon completion of customary procedures to issue any such comfort letter throughout the Marketing Period and during and throughout the period ending on the third full Business Day following the end of the Marketing Period.

“Confidentiality Agreement” means, collectively, (i) that certain Non-Disclosure Letter Agreement, dated as of October 12, 2016, by and between the Company and Surgery Partners, Inc. and (ii) that certain Non-Disclosure Letter Agreement, dated as of October 6, 2016, by and between the Company and Bain Capital Private Equity, LP.

“Consolidated Subsidiary” means any Subsidiary of the Company that is consolidated in the Financial Statements or which is required by GAAP to be consolidated in the Financial Statements.

“Continuing Employees” means the employees of the Surviving Corporation and its Subsidiaries immediately following the Closing.

“Contract” means any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease, license or use and occupancy agreement.

“Credit Facilities” means (i) that certain First Lien Credit Agreement dated June 1, 2015, by and among NSH, the Company, JPMorgan Chase Bank, N.A., the other lenders party thereto, J.P. Morgan Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities, Inc., CIT Finance LLC, Siemens Financial Services, Inc. and Sumitomo Mitsui Banking Corporation, and (ii) that certain Second Lien Notes Purchase Agreement dated June 1, 2015, by and among NSH, the Company, Newstar Financial, Inc. and each investor party thereto.

“Current Assets” means, without duplication, the total consolidated current assets of the Company and the Consolidated Subsidiaries (including, without limitation, any assets related to the settlement of open cost reports, and excluding (i) any Tax assets, (ii) any assets included in the calculation of Cash and Cash Equivalents and (iii) any assets that constitute meaningful use receivables).

“Current Liabilities” means, without duplication, the total consolidated current liabilities of the Company and the Consolidated Subsidiaries (including, without limitation, any liabilities related to the settlement of open cost reports and liabilities incurred in connection with the Interim Restructuring (regardless of when incurred), and excluding (i) any liabilities included in the calculation of Indebtedness, (ii) any liabilities included in the calculation of Seller Expenses, (iii) any Tax liabilities and (iv) any liabilities related to unclaimed property).

“Debt Financing Source Affiliates” means, with respect to any of the Debt Financing Sources, their respective Affiliates, and their Affiliates’ officers, directors, employees, controlling Persons, agents and representatives involved in the Debt Financing.

“Debt Financing Sources” means the Persons that have committed to provide or arrange all or any part of the Debt Financing in connection with the Merger, including the parties to the Debt Financing Commitments and any joinder agreements entered into pursuant thereto or other Contracts (including any credit agreements) relating thereto, and their respective successors and assigns.

“Enforceability Exceptions” means the extent to which enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights in general and by the general principles of equity and the discretion of courts in granting equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Environmental Laws” means all Applicable Laws relating to environmental, health or safety matters, including Applicable Laws governing the use, storage, handling, disposal, discharge, release or remediation of Hazardous Substances.

“Equity Securities” means, with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trusts interests or other securities that entitle the holder thereof to participate in the earnings of such Person or to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person or to exercise other rights generally afforded to stockholders of a corporation.

“ERISA Affiliates” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Accounts” means the Adjustment Escrow Account, the Indemnity Escrow Account and the Sequoia Matter Escrow Account.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” means the escrow agreement to be entered into at Closing by Purchaser, the Sellers’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit D.

“Example Working Capital Calculation” means the illustrative example of the calculation of Working Capital set forth on Exhibit A.

“Facilities” means all hospitals, ambulatory surgical centers or other healthcare provider facilities operated by the Company or any Subsidiary of the Company.

“Final Merger Consideration” means an amount equal to the Closing Date Merger Consideration, plus (x) any positive Adjustment Amount determined in accordance with Section 2.12, or minus (y) the absolute value of any negative Adjustment Amount determined in accordance with Section 2.12.

“Financing Sources” means the Debt Financing Sources and the Equity Financing Source.

“First Quarter Financial Statements” means an unaudited consolidated balance sheet of the Company as of March 31, 2017, and the related unaudited consolidated statements of operations, unaudited consolidated comprehensive income (loss), and unaudited consolidated cash flows for the three (3) month period then ended.

“Fraud” means each of (i) the existence of a false representation or warranty set forth in this Agreement; (ii) the Person making such representation had knowledge or belief that such representation or warranty was false, or made such representation or warranty with requisite indifference to the truth; (iii) the Person making such representation or warranty had the intent to induce a Party to act or refrain from acting; (iv) the aggrieved Party acted or did not act in justifiable reliance on the representation or warranty made; and (v) the aggrieved Party suffered damages as a result of such misrepresentation.

“Fully-Diluted Shares” means the sum, without duplication, of (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (excluding Treasury Shares), plus (ii) the number of all shares of Common Stock issuable upon exercise of all In-the-Money Options outstanding immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 3.1(a) (Organization; Corporate Power), Section 3.3(a) and (b) (Authority; No Violation), Section 3.4 (Capitalization; Subsidiaries) and Section 3.21 (Brokers).

“GAAP” means generally accepted accounting principles in the United States, as in effect as of the date of the applicable Financial Statement.

“Government Programs” means all state and federal health care programs as defined in 42 U.S.C. § 1320a-7b(f), including the federal Medicare and all applicable state Medicaid and successor programs, as well as TRICARE and state workers’ compensation programs.

“Governmental Body” means any international, federal, state, provincial, municipal, local, foreign or other governmental administrative or regulatory authority, department, commission, agency, board, bureau or instrumentality.

“Hazardous Substances” or “Hazardous Substance” means any substance regulated under any of the Environmental Laws, including any substance which is: (i) petroleum or petroleum products, pesticides, asbestos or asbestos containing material, or polychlorinated biphenyls (ii) defined, designated or listed as a “Hazardous Substance” pursuant to Sections 307 or 311 of the Clean Water Act, 33 U.S.C. §§1317, 1321, or Section 101(14) of CERCLA, 42 U.S.C. §9601; (iii) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. §172.101; or (iv) defined, designated or listed as a “Hazardous Waste” under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5).

“Healthcare Laws” means any local, state or Federal Applicable Law relating to the provision and payment of healthcare services and items, including the following: (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) (“Federal Anti-Kickback Statute”), (ii) the Physician Self-Referral Law (42 U.S.C. §§ 1395nn) (“Stark Law”), (iii) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), (iv) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (v) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; (vi) the Exclusion Laws, 42 U.S.C. § 1320a-7s; (vii) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), (viii) the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a 7b), (ix) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), (x) Medicare (Title XVIII of the Social Security Act); (xi) Medicaid (Title XIX of the Social Security Act); (xii) state corporate practice of medicine and professional fee-splitting laws and regulations, and (xiii) state certificate of need and licensing laws and regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” means a Company Option having an exercise price that is less than the Closing Per Share Merger Consideration that remains unexercised at the Effective Time following the acceleration of vesting of Company Options contemplated by Section 2.10; provided that, for purposes of this definition, the Wyoming Stock distributed pursuant to the Wyoming Distribution shall be deemed to have the fair market value set forth in Section 7.8(h).

“Indebtedness” means, with respect to any Person, the aggregate amount (including the current portions thereof), without duplication, of (i) indebtedness for borrowed money and all other obligations evidenced by notes, bonds, debentures or other similar instruments (other than trade payables to the extent included in Working Capital); (ii) all obligations relating to any interest rate hedging Contracts and any other hedging type instruments; (iii) all obligations of such Person or any of its Subsidiaries as lessee under leases that would be recorded as capital leases in such Person’s financial statements under GAAP; (iv) any obligation of such Person to reimburse any bank or any other Person for any drawn letters of credit; and (v) indebtedness of the type described in clause (i)-(iv) above guaranteed directly or indirectly, in any manner by such Person or any of its Subsidiaries (excluding such indebtedness that is guaranteed by the Coastal Guaranty Agreement). The term “Indebtedness” shall (x) include the amount required to retire or repay such Indebtedness on the Closing Date and includes all principal, interest, fees, expenses, prepayment penalties, premiums, breakage costs and other similar obligations owed in respect of any outstanding Indebtedness, and (y) exclude (A) any intercompany obligations among such Person and its Wholly-Owned Subsidiaries or among any of such Person’s Wholly-Owned Subsidiaries, (B) any obligations to pay rent under any operating lease, (C) undrawn portion of any letters of credit or (D) amounts included in Seller Expenses; provided, that Indebtedness shall exclude any amounts owed between or among the Company and any Wholly-Owned Subsidiaries that would otherwise constitute any of the foregoing items (i), (ii), (iii), (iv), and/or (v).

“Indemnity Escrow Account” means the escrow account established pursuant to the Escrow Agreement for purposes of holding the Indemnity Escrow Fund.

“Indemnity Escrow Amount” means an amount equal to $7,600,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Intellectual Property” means all industrial and intellectual property, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, fictitious business names (d/b/a’s), service marks, service mark applications, copyrights, copyright applications, URLs, know-how, Trade Secrets, proprietary processes and formulae, confidential information, customer lists, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records.

“Interim Restructuring” means the Wyoming Distribution and the other related restructuring transactions (including, without limitation, the receipt by the Securityholders, as part of the Closing Date Merger Consideration, of the Wyoming Stock) set forth on Exhibit E.

“Investor” means BCPE Seminole Holdings, LP, a Delaware limited partnership.

“IPC Management” means Irving Place Capital Management, L.P., a Delaware limited partnership.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person in which the Company directly or indirectly owns Equity Securities that is not a Wholly-Owned Subsidiary of the Company. For the avoidance of doubt, for purposes of this Agreement, neither NSH Wyoming nor Casper shall be deemed to be a Joint Venture.

“Joint Venture Indebtedness” means, with respect to each Joint Venture, an amount equal to (a) the total amount of Indebtedness of such Joint Venture, multiplied by (b) the direct or indirect percentage ownership of such Joint Venture held by the Company and its Wholly-Owned Subsidiaries; provided, however, that Joint Venture Indebtedness shall not include any Indebtedness of a Joint Venture owed to the Company or any of its Wholly-Owned Subsidiaries.

“Knowledge of the Company” means the actual knowledge of David Crane, Bryan Fisher, John Hart, Rob Guenthner and Benjamin Jacobs. The knowledge of any other Person shall not be imputed to the individuals named above.

“Legal Action” means any action, suit, litigation, proceeding, arbitration, investigation, claim, condemnation proceeding, or other similar legal proceeding, whether judicial, administrative or otherwise.

“Liability” means any actual liability or obligation (including as related to Taxes), whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liens” means, with respect to any specified asset, any and all liens, encumbrances, charges, claims, equitable interests, mortgages, options, pledges, security interests, easements, encroachments, rights of first refusal or similar restrictions (other than those created under applicable securities laws).

“Liquidation Value” means, with respect to each Series A Preferred Share, as determined on the date of the Merger, an amount equal to the sum of $1,000 plus the aggregate amount of all unpaid dividends which have accrued and accumulated thereon pursuant to the Amended Charter (whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends), through and including the date of the Merger.

“Losses” means, without duplication, losses, damages, Taxes, Liabilities, deficiencies, Legal Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that Losses shall not include punitive damages, except to the extent paid or payable by an Indemnified Party pursuant to a Third Party Claim.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing after the date hereof and ended prior to the termination date hereof (inclusive of each day starting with the first day and through and ending with the last day of such period) in which (a) the Purchaser, Merger Sub and the Debt Financing Sources shall have had access to the Required Information and such Required Information is Compliant, (b) the conditions set forth in Sections 8.1 and 8.2 shall be satisfied or waived (other than any conditions that by their nature are to be satisfied by actions to be taken at the Closing or determinations to be made immediately prior to the Effective Time) and (c) no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Sections 8.1 and 8.2 to fail to be satisfied assuming that the Closing were to occur at any time during such fifteen (15) consecutive Business Day period; provided that (i) so long as the foregoing clause (a) is satisfied, then, notwithstanding that the foregoing clauses (b) and (c) are not satisfied, the Marketing Period shall commence on the first Business Day that is at least seventy-five (75) days after the date hereof and (ii) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; provided further that, (x) July 3, 2017 through July 7, 2017, (y) August 18, 2017 through September 5, 2017 and (z) December 15, 2017 through January 2, 2018 shall be disregarded for purposes of calculating the Marketing Period.

“Material Adverse Effect” means any event, change, effect, condition, circumstance or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in this Agreement) (collectively, a “Change”), that has had or would reasonably be expected to (x) have a material adverse effect upon the condition (financial or otherwise), business, or results of operations of the Company Group, taken as a whole or (y) prevent, hinder or delay the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that any adverse Change arising from or related to the following (by itself or when aggregated or take together with any and all other Changes) shall not be deemed to be or constitute a Material Adverse Effect and shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) Changes affecting the economy generally or affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index, or changes in interest rates or exchange rates), (ii) Changes that are generally applicable to the industries or markets in which the Company Group operates (including increases in the cost of products, supplies and materials purchased from third party suppliers), (iii) any Changes to national or international political conditions, including the engagement or escalation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (iv) Changes in weather, meteorological conditions or climate, pandemics, or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) affecting the business of the Company Group, (v) Changes in GAAP, (vi) Changes in any Applicable Laws (including Healthcare Laws) issued by any Governmental Body (or Changes in the interpretation thereof) or any action required to be taken under any Applicable Law (actual or proposed), including any amendment or repeal of the Patient Protection and Affordable Care Act of 2010 (Pub. Law 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. Law 111-152), (vii) the entry into, announcement or pendency of this Agreement, or the transactions contemplated hereby, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, employees, physicians, medical professionals or other clinical providers of the Company Group due to the announcement and performance of this Agreement (provided, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any Change in connection with a breach of any representation or warranty of the Company in ARTICLE 3 has resulted in or contributed to a Material Adverse Effect), (viii) any failure, in and of itself, by the Company Group to meet any internal or published projections, forecasts, predictions or guidance relating to revenues, income, cash position, cash-flow or other financial measure (provided, that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any Change underlying such failure not otherwise excluded from the definition of “Material Adverse Effect” has resulted in or contributed to a Material Adverse Effect), (ix) seasonal fluctuations in the business of the Company Group consistent with prior fiscal years, (x) any Changes to requirements, reimbursement rates, policies or procedures of third party payors (including Government Programs) or accreditation commissions or organizations that are generally applicable to hospitals or health care facilities, (xi) the taking of any action or omission required by Section 5.1(b) or requested in writing or authorized in writing by Purchaser, including the completion of the transactions contemplated hereby and thereby (including the impact thereof on relations (contractual or otherwise) with, or actual, potential or threatened loss or impairment of, employees, customers, suppliers, distributors, physicians, medical professionals or other clinical providers, or others having relationships with the Company or any of its Subsidiaries) (provided, that the exception in this clause (xi) shall not prevent or otherwise affect a determination that any Change in connection with a breach of any representation or warranty of the Company in ARTICLE 3 has resulted in or contributed to a Material Adverse Effect), and (xii) any action taken by Purchaser, Merger Sub or any of their respective Affiliates that is not contemplated by this Agreement, except to the extent such Change arising from or related to the matters described in clauses (i) through (iv) disproportionately affects the Company Group, taken as a whole, as compared to other companies operating in the industries and markets in which the Company Group operates (but only to the extent of the incremental disproportionate effect on the Company Group, taken as a whole, compared to other companies operating in the industries and markets in which the Company Group operates).

“Material Contracts” means each Contract listed, or required to be listed, on Schedule 3.12(a).

“Material Healthcare Licenses” means all material registrations, certifications, certificates of need, accreditations, licenses, and permits issued or required by any Governmental Body necessary for the conduct of the business of the Company and each Subsidiary of the Company as presently conducted.

“Medicaid” means Title XIX of the Social Security Act.

“Medicare” means Title XVIII of the Social Security Act.

“Mesa Receivable Amount” means an amount equal to $2,252,814, plus accrued but unpaid interest after April 30, 2017 and less any amount received after the date hereof and prior to Closing, in respect of that certain Promissory Note, dated as of March 1, 2015, owing to NSH Mesa, Inc., an indirect wholly owned Subsidiary of the Company, by Arizona Spine and Joint Hospitals, LLC, an indirect Joint Venture.

“Non-NSH Party” means, with respect to a particular Joint Venture, (i) each member of such Joint Venture, other than the Company and its Wholly-Owned Subsidiaries, and (ii) each Affiliate of the Persons identified in clause (i), other than the Company and its Wholly-Owned Subsidiaries and the Securityholders.

“Non-NSH Party’s Applicable Percentage” means, with respect to each Joint Venture, the percentage ownership of the applicable Non-NSH Party in such Joint Venture as of the Adjustment Time, which shall, together with all other applicable Non-NSH Parties, always be equal to 100% minus the percentage ownership of the Company and its Wholly-Owned Subsidiaries in such Joint Venture, in each case, as of the Adjustment Time.

“NSH Wyoming” means NSH Wyoming, Inc., a Wyoming corporation.

“Option Agreements” means the written option agreements of the Company pursuant to which any Company Options have been issued.

“Option Holders” means holders of Company Options as of immediately prior to the Effective Time.

“Organizational Documents” means: (i) the articles or certificate of incorporation, the bylaws and any stockholders agreement of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (v) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of any Person who is not an individual; and (vi) any amendment to any of the foregoing.

“Per Share Merger Consideration” means an amount equal to (i) the Closing Per Share Merger Consideration, plus (ii) the Adjustment Amount Per Share, plus (iii) (A) any amounts that become payable to the Common Stockholders and Option Holders from the Adjustment Escrow Fund, the Indemnity Escrow Fund, the Sequoia Matter Escrow Fund and the Sellers’ Representative Expense Amount divided by (B) the number of Fully-Diluted Shares.

“Permitted Liens” means: (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves are maintained on the Latest Balance Sheet, (ii) Liens of carriers, warehousemen, mechanics, workmen, materialmen and repairmen and other similar Liens arising in the ordinary course of business and consistent with past practice for sums not yet due and payable, (iii) purchase money security interests and other Liens relating to leases, (iv) with respect to Real Property, any and all matters of record in the jurisdiction where the Real Property is located, including utility, municipal and zoning easements and similar restrictions, if any, easements and rights of way, and any conditions that would be disclosed by a survey or physical inspection of the Real Property, (v) any Liens in favor of the Company or any of its Subsidiaries, (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (vii) good faith pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (viii) Liens in the ordinary course of business to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property, (ix) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to materially detract from the value or materially interfere with the present use of the property or asset subject thereto or affected thereby, and (x) Liens created by the applicable Organizational Documents of any Person.

“Person” shall be construed broadly and shall include any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust, Governmental Body or other entity, whether or not a legal entity.

“Post-Closing Tax Period” means any Tax period ending after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.01.

“Preferred Stockholder” means a holder of Preferred Stock.

“Pro Rata Portion” means, with respect to each Securityholder, the amount, expressed as a percentage, equal to (a) the number of shares of Common Stock held by such Securityholder as of immediately prior to the Effective Time (assuming the exercise in full of any In-the-Money Options held by such Securityholder immediately prior to the Effective Time), divided by (b) the number of Fully-Diluted Shares.

“Professional Services Agreement” means that certain Professional Services Agreement dated February 3, 2011, by and between NSH (f/k/a National Specialty Hospitals Inc.) and IPC Management, as amended by that certain Amendment No.1 to Professional Services Agreement dated November 8, 2012, by and between NSH (f/k/a National Specialty Hospitals Inc.) and IPC Management.

“Purchaser Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Purchaser and Merger Sub to the Company.

“Purchaser Material Adverse Effect” means any Change that has had or would reasonably be expected to (i) have a material adverse effect on the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay beyond the End Date the consummation of the transactions contemplated by this Agreement.

“R&W Insurance Policy” means any representations and warranties policy underwritten by R&W insurance providers and issued to Purchaser as the named insured at or prior to the Closing.

“Referral Source” means any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to any Facility or member of the Company Group.

“Representatives” means, with respect to a Person, such Person’s officers, directors, managers, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives.

“Required Information” means all financial and other information of the Company and its Subsidiaries (including with respect to any acquired entities) contemplated by Section 7.5(d)(iii).

“Securityholders” means, collectively, the Stockholders and the Option Holders.

“Seller Expenses” means all fees and expenses payable in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, in each case by any member of the Company Group or the Securityholders or their Affiliates that have not been paid as of the Closing, including, without duplication, (a) any management or monitoring fees payable by the Company or any of its Subsidiaries under the Professional Services Agreement that have not been paid as of the Closing, (b) all fees and disbursements of attorneys, investment bankers, accountants and other professional advisors, which, in each case, have been incurred by the Company or any of its Subsidiaries in connection with the preparation, execution and consummation of this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby but have not been paid as of the Closing, (c) any sale, retention, transaction, change of control, or similar bonuses or payments or other compensatory amounts (including severance obligations other than those triggered by terminations initiated by the Purchaser) that are payable to employees, consultants, officers, directors or other service providers of the Company Group as a result of the consummation of the transactions contemplated by the Transaction Documents (including any retention amounts that are related to the transactions contemplated by this Agreement even if such payments are also conditioned on continued employment or service for a period of time following the Closing), together with all employment, social and other Taxes payable by the Company Group in connection therewith, (d) all employment, social and other Taxes payable by the Company Group in connection with the payment of any amounts hereunder to holders of Company Options, including the Option Consideration, (e) all brokers and finders fees incurred by the Company Group in connection with the transactions contemplated by this Agreement or any other Transaction Document, including any such fees of J.P. Morgan Securities LLC, (f) all Transfer Taxes, in each case, to the extent unpaid as of the Adjustment Time, and (g) all severance obligations payable pursuant to the employment agreement set forth on Exhibit F. Notwithstanding the foregoing, “Seller Expenses” shall not include any amounts reflected in Indebtedness or Working Capital for purposes of the Pre-Closing Statement.

“Seller Related Party” means the Company, and each of its Stockholders, partners, members, Affiliates, directors, officers, employees, controlling Persons and agents.

“Sellers’ Representative” means IPC / NSH, L.P., who will be appointed by each of the Securityholders pursuant to Section 11.2 hereof and the Letters of Transmittal or the Option Surrender Letters, as applicable, to act on their behalf for the purposes and on the terms specified therein.

“Sellers’ Representative Expense Amount” means an amount equal to $500,000, to be held and distributed by the Sellers’ Representative pursuant to Section 11.2 hereof.

“Sequoia” means Sequoia Surgical Pavilion LLC, a California limited liability company.

“Sequoia Divestiture Amount” shall mean (a) the product of (i) the percentage ownership of Sequoia represented by the Equity Securities of Sequoia required to be divested by the Company and its Subsidiaries, and (ii) $19,700,056, minus (b) any cash proceeds actually received by Purchaser and its Subsidiaries in respect of such divestiture (net of Taxes actually imposed with respect to such disposition in the taxable year of such disposition, computed on a “with and without” basis).

“Sequoia Losses” means any and all Losses incurred after the Closing by the Company Group in connection with the Sequoia Matter; provided, however, in the event that the Company or any of its Subsidiaries are required by the Order of a Governmental Body or any binding settlement agreement to (i) divest any or all of its Equity Securities in Sequoia, the amount of Losses in respect of such divestiture shall be the Sequoia Divestiture Amount, or (ii) divest any or all of its Equity Securities in Aspen, the amount of Losses in respect of such divestiture shall be the Aspen Divestiture Amount, plus, in each of clauses (i) and (ii), any other Losses incurred after the Closing by the Company Group in connection with the Sequoia Matter.

“Sequoia Matter” means the dispute and claims relating to the matters described in that certain complaint, filed March 2, 2017 in the Superior Court of the State of California for the county of Contra Costa, by Dr. Joseph Narloch, Dr. Louay Toma, and Dr. Tim Scott, as individual members and derivatively on behalf of Sequoia against NSH Management of California, Inc., a California corporation, and Sequoia (as a nominal defendant only).

“Sequoia Matter Escrow Account” means the segregated account of the Escrow Agent in which the Sequoia Matter Escrow Amount is deposited at Closing.

“Sequoia Matter Escrow Amount” means $10,000,000.

“Sequoia Matter Escrow Fund” means the amount contained from time to time in the Sequoia Matter Escrow Account.

“Series A Preferred Shares” means shares of Preferred Stock.

“Shareholder’s Agreement” means that certain Stockholders’ Agreement, dated as of February 3, 2011, by and among the Company and each of the Stockholders party thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Shares” means shares of Common Stock and the Series A Preferred Shares.

“Solvent” means, when used with respect to Purchaser and the Company Group, that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of Purchaser and the Company Group will, as of such date, exceeds (i) the value of all “Liabilities of Purchaser and the Company Group, including contingent and other Liabilities,” as of such date, as such quoted terms are generally determined in accordance with federal Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of Purchaser and the Company Group on their existing debts (including contingent and other Liabilities) as such debts become absolute and mature, (b) Purchaser and the Company Group will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they intend to engage or propose to be engaged following the Closing Date, and (c) Purchaser and the Company Group will be able to pay their Liabilities, including contingent and other Liabilities, as they mature. For purposes of this definition, “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay their Liabilities, including contingent and other Liabilities, as they mature” means that Purchaser and the Company Group will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Stockholder” means a Common Stockholder or a Preferred Stockholder.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Sub-Advisory Agreement” means that certain Sub-Advisory Agreement to be entered into between NSH and NSH Wyoming concurrently with the consummation of the Interim Restructuring, in substantially the form attached hereto as Exhibit G.

“Subsidiary,” or “Subsidiaries” where the context requires, means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director, managing member, general partner or other managing Person of such business entity (other than a corporation). For the avoidance of doubt, for purposes of this Agreement (x) each Consolidated Subsidiary, each Wholly-Owned Subsidiary and each Joint Venture shall be a “Subsidiary” of the Company and (y) neither NSH Wyoming nor Casper shall be a “Subsidiary” of any member of the Company Group.

“Target Working Capital” means $41,646,000.

“Tax” or “Taxes” means: any and all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, escheat, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, unclaimed property taxes, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person by Contract or by Applicable Law outside the ordinary course of business.

“Tax Returns” means all returns, declarations, reports, claims for refund, estimates, information returns and statements filed or required to be filed in respect of any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means any information which (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use and (ii) is subject to reasonable efforts to maintain its secrecy or confidentiality; the term may include but is not limited to inventions, processes, know-how, formulas, computer software, and mask works which are not patented and are not protected by registration (e.g., under copyright or mask work laws); lists of customers, suppliers, employees, physicians, medical professionals and other clinical providers, and data related thereto; business plans and analyses; and financial data.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq, and the regulations promulgated pursuant to such statutes.

“Wholly-Owned Subsidiary” means any Subsidiary of the Company that is directly or indirectly 100% owned by the Company.

“Working Capital” means, with respect to the Company, an amount (which amount may be positive or negative) equal to (a) the Current Assets, minus (b) the Current Liabilities, calculated as of the Adjustment Time and in accordance with the Example Working Capital Calculation and the Accounting Principles; provided, however, that to the extent there is a conflict between the Accounting Principles and the Example Working Capital Calculation, the Example Working Capital Calculation shall prevail.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth at section indicated:

Term	Section
Accountant	2.12(c)
Agreement	Preamble
Alternative Financing	7.5(c)
Alternative Financing Commitments	7.5(c)
Antitrust Laws	7.2(b)
Bain Common Investment	Recitals
Bain Investment	Recitals
Bain Preferred Investment	Recitals
Benefit Plans	3.15(a)
Certificate of Merger	2.2
Change	1.1
Closing	2.3
Closing Date	2.3
Closing Statement	2.12(a)
Common Certificate	2.9(c)
Common Stock Consideration	2.9(c)
Company	Preamble
Company Intellectual Property	3.13(b)
Company IT	3.13(d)
Company Owned IP	3.13(b)
Company Related Parties	9.2
D&O Tail Insurance	6.2(b)
Debt Financing	4.4
Debt Financing Commitments	4.4
Debt Financing Documents	7.5(a)
DGCL	Recitals
Direct Claim	10.5(b)

Term	Section
Dissenting Shares	2.13(c)
DOJ	7.2(a)
Effective Time	2.2
End Date	9.1(b)
Equity Financing	4.4
Equity Financing Commitment	4.4
Equity Financing Source	Recitals
ERISA	3.15(a)
Estimated Cash and Cash Equivalents	2.11
Estimated Closing Date Company Indebtedness	2.11
Estimated Closing Date Joint Venture Indebtedness	2.11
Estimated Mesa Receivable Amount	2.11
Estimated Seller Expenses	2.11
Estimated Working Capital	2.11
Executive Agreements	3.12(a)(xi)
Final Cash and Cash Equivalents	2.12(d)
Final Company Indebtedness	2.12(d)
Final Joint Venture Indebtedness	2.12(d)
Final Mesa Receivable Amount	2.12(d)
Final Seller Expenses	2.12(d)
Final Working Capital	2.12(d)
Financial Statements	3.6(b)
Financing	4.4
Financing Commitments	4.4
FTC	7.2(a)
HIPAA	1.1
Historic Audited Financial Statements	3.6(a)
Indemnitees	6.2(a)
Indemnitors	6.2(b)
Indemnity Escrow Release Date	10.7(a)
Intercompany Account Balances	3.6(d)
Interim Financial Statements	3.6(b)
Latest Balance Sheet	3.6(b)
Latest Balance Sheet Date	3.6(b)
Leased Real Property	3.16(b)(i)
Leases	3.16(b)(ii)
Letter of Transmittal	2.6(b)
Merger	Recitals
Merger Sub	Preamble
NSH	Recitals
NSH Wyoming	Recitals
Objection Notice	2.12(c)
Option Consideration	2.10(b)
Option Surrender Letter	2.6(d)
Orders	3.10(b)
Owned Real Property	3.16(a)
Paying Agent	2.13(a)
Payment Spreadsheet	2.11
Payoff Letters	5.3

Term	Section
Permits	3.11
Physician Contracts	3.20(b)
Post-Closing Representation	11.16
Pre-Closing Statement	2.11
Preferred Certificate	2.9(b)
Preferred Stock Consideration	2.9(b)
Protected Period	6.3(a)
Purchaser	Preamble
Purchaser Plans	6.3(b)
Purchaser Related Parties	9.2
Real Property	3.16(b)(i)
Related Parties	9.2
Related Party	9.2
Released Parties	11.17
Releasing Parties	11.17
Restricted Commitment Amendments	7.5(a)
Section 280G	5.5
Sequoia Escrow Release Date	10.7(b)
Stark Law	1.1
Surviving Corporation	2.1
Tax Claim	7.8(c)
Tax Statement	7.8(b)(ii)
Termination Fee	9.2
Third-Party Payor	3.10(h)
Transfer Taxes	7.8(a)
Waived 280G Benefits	5.5
Waiving Parties	11.16
Written Consent	Recitals
Wyoming Distribution	Recitals
Wyoming Stock	Recitals

1.3 Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Any reference in this Agreement to $ shall mean U.S. dollars.

(c) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(f) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) Except as the context may otherwise require, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, qualified or supplemented, including by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

(j) References to any Person include the successors and permitted assigns of that Person.

(k) Any dollar threshold set forth herein shall not be used as a benchmark for determination of what is “material” or a “Material Adverse Effect” or any phrase of similar import under this Agreement.

(l) Except as the context may otherwise require, the word “or” shall not be exclusive and shall mean “and/or”.

(m) The parties acknowledge that certain Persons are both Common Stockholders and Preferred Stockholders and, notwithstanding anything to the contrary contained herein, any provisions applicable to Preferred Stockholders will be applicable to such Persons in their capacity as Preferred Stockholders and only with respect to their shares of Preferred Stock, and any provisions of this Agreement applicable to Common Stockholders will be applicable to such Persons in their capacity as Common Stockholders and only with respect to their shares of Common Stock.

(n) The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

THE MERGER; CLOSING

2.1 Merger; Surviving Corporation. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the terms of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the Company shall continue as the surviving company of the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Merger Sub shall cease.

2.2 Effective Time. At the Closing, the Company, Purchaser and Merger Sub shall cause a certificate of merger, in a form mutually agreeable to Purchaser and the Company (the “Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and shall take all such other actions as may be required by Applicable Laws to make the Merger effective as promptly as practicable. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as is specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York, New York time, on the last Business Day of the first month in which the conditions set forth in ARTICLE 8 are satisfied (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing); provided, however, that if the Marketing Period has not begun or ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE 8 (other than those conditions that are to be satisfied at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Purchaser on no less than three (3) Business Days’ notice to the Company, which date shall be the last Business Day of the month thereof, and (b) the last Business Day of the month during which the Marketing Period expires (subject in each case to the satisfaction or waiver of all the conditions set forth in ARTICLE 8), or on such other date as is mutually agreed to in writing by the parties hereto (the time and date of the Closing is herein called the “Closing Date”). The Closing shall be held by the remote exchange of documents, unless another method is agreed to in writing by the parties hereto.

2.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations and duties of the Company and Merger Sub shall become the debts, Liabilities, obligations and duties of the Surviving Corporation.

2.5 Closing Deliveries of the Parties. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) The Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.

(b) Purchaser, the Sellers’ Representative and the Escrow Agent shall execute and deliver the Escrow Agreement;

(c) Purchaser shall deliver to the Company each of the following:

(i) a certificate executed by or on behalf of Purchaser and Merger Sub as to the satisfaction of the conditions set forth in Sections 8.3(a) and 8.3(b); and

(ii) evidence of the procurement of the D&O Tail Insurance.

(d) The Company shall deliver to Purchaser each of the following:

(i) a certificate executed by or on behalf of the Company as to the satisfaction of the conditions set forth in Sections 8.2(a), and 8.2(b);

(ii) a certificate prepared pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i) and dated as of the Closing Date, signed under penalty of perjury and in form and substance as required under Treasury Regulation Section 1.897-2(h), stating that an interest in the Company is not a “United States real property interest” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii)(II), together with a copy of the notice of such certificate to be sent by Purchaser to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2), each in form and substance reasonably acceptable to Purchaser; provided, however, that Purchaser’s sole remedy for the Company’s failure to make such delivery shall be to withhold on any payments to the extent required by, and in accordance with, Applicable Law;

(iii) evidence of termination of the Shareholder’s Agreement;

(iv) evidence of the termination of the Professional Services Agreement; and

(v) a copy of the resolutions of the board of directors of NSH authorizing the Interim Restructuring, together with evidence of the consummation of the Interim Restructuring as of immediately prior to the Closing.

(e) Purchaser, Merger Sub and the Company shall make such other deliveries as are required by ARTICLE 8.

2.6 Closing Payments. Subject to the terms and conditions set forth in this Agreement, and prior to adjustment pursuant to Section 2.12, at the Closing:

(a) Purchaser shall pay, on behalf of the Company, to such accounts designated in any Payoff Letters with respect to the Company Indebtedness delivered at least three (3) Business Days prior to Closing, the amount set forth therein;

(b) Purchaser shall cause the Paying Agent to pay, with respect to each Preferred Stockholder who shall have delivered to the Paying Agent, at least three (3) Business Days prior to the Closing Date, a properly completed letter of transmittal substantially in the form of Exhibit B hereto (each, a “Letter of Transmittal”), the Liquidation Value with respect to the Series A Preferred Shares held by such Preferred Stockholder, which such amount shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated in such Preferred Stockholder’s Letter of Transmittal;

(c) Purchaser shall cause the Paying Agent to pay, with respect to each Common Stockholder who shall have delivered to the Paying Agent, at least three (3) Business Days prior to the Closing Date, a properly completed Letter of Transmittal, an amount equal to the product of the number of shares of Common Stock held by such Stockholder and the Closing Per Share Merger Consideration (if any), in each case, which such amounts shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated in such Common Stockholder’s Letter of Transmittal;

(d) Purchaser shall pay to the Company, by wire transfer of immediately available funds, the Closing Option Consideration payable in respect of each In-the-Money Option, for the benefit of each Option Holder holding In-the-Money Options who shall have delivered to the Company, at least three (3) Business Days prior to the Closing Date, a duly executed and properly completed option surrender letter substantially the form attached as Exhibit C hereto (each, an “Option Surrender Letter”);

(e) Purchaser shall pay, on behalf of the Company, by wire transfer of immediately available funds, the Estimated Seller Expenses to the applicable recipients thereof as set forth on the Pre-Closing Statement;

(f) Purchaser shall pay to the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Sequoia Matter Escrow Amount to be held in the applicable Escrow Accounts in accordance with the terms of this Agreement and the Escrow Agreement; and

(g) Purchaser shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative at least three (3) Business Days prior to the Closing, the Sellers’ Representative Expense Amount, which shall be used to pay costs, fees and expenses incurred by or for the benefit of the Securityholders on or after the Closing Date and shall be paid or distributed at the direction of the Sellers’ Representative as provided in the Letters of Transmittal or the Option Surrender Letters, as applicable.

2.7 Organizational Documents of the Surviving Corporation.

(a) From and after the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, as amended pursuant to the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law.

(b) From and after the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be adopted as the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law.

2.8 Directors and Officers of the Surviving Corporation. From and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and Applicable Law as in effect from time to time.

2.9 Effect of the Merger on Capital Stock of the Constituent Corporations. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Conversion of Capital Stock of Merger Sub. Each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Conversion of Company Series A Preferred Shares. Each Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.9(d) and the Dissenting Shares) shall be converted into the right to receive, at such time and in the manner provided in Section 2.6, and subject to Section 2.13, the Liquidation Value with respect to such Series A Preferred Share. As of the Effective Time, all such Series A Preferred

Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Preferred Certificate”), which immediately prior to the Effective Time represented any such Series A Preferred Shares, shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.9(b) upon surrender of such Preferred Certificate in accordance with Section 2.13(b). The aggregate consideration to which Preferred Stockholders become entitled pursuant to this Section 2.9(b) is collectively referred to herein as the “Preferred Stock Consideration”.

(c) Conversion of Company Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.9(d) and the Dissenting Shares) shall be converted into the right to receive, at such time and in the manner provided in Section 2.6 and Section 2.12, and subject to Section 2.13, Section 7.8(d) and Section 10.7, the Per Share Merger Consideration (if any). As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Common Certificate”), which immediately prior to the Effective Time represented any such shares of Common Stock, shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.9(c) upon surrender of such Common Certificate in accordance with Section 2.13(b). The aggregate consideration to which Common Stockholders become entitled pursuant to this Section 2.9(c) is collectively referred to herein as the “Common Stock Consideration”.

(d) Cancellation of Company Treasury Stock. Each Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made or consideration delivered with respect thereto.

2.10 Treatment of Company Options.

(a) Prior to the Effective Time, the Company shall take such action as is necessary, in accordance with the terms of the Company Option Plan and the Option Agreements, to (A) cause all outstanding Company Options that would not otherwise be vested and exercisable immediately prior to the Effective Time to become fully vested and exercisable as of immediately prior to the Effective Time, and (B) give effect to the actions contemplated by this Agreement, including Section 2.10(b).

(b) By virtue of the transactions contemplated hereby, immediately prior to the Effective Time, (i) each Company Option that remains unexercised and is not an In-the-Money Option shall automatically be extinguished and cancelled without the right to receive any consideration therefor, and (ii) each In-the-Money Option that remains unexercised shall be cancelled and converted into the right to receive, with respect to each share of Common Stock underlying such In-the Money Option, an amount equal to the product of (A) the number of shares of Common Stock subject to such In-the-Money Option, and (B) the excess of (I) the Per Share Merger Consideration; over (II) the per share exercise price of such In-the-Money Option; less (III) any applicable withholding or other Taxes, upon delivery of a duly executed and properly completed Option Surrender Letter, as part of the Company’s normal payroll in the first full payroll period ending at least two (2) Business Days following the Closing, without interest thereon, subject to the terms and conditions of this Agreement. The aggregate consideration to which Option Holders become entitled pursuant to this Section 2.10 is collectively referred to herein as the “Option Consideration”.

(c) Prior to the Closing Date, the Company shall take, or cause to be taken, all such actions as may be required under the Company Option Plan to effectuate the foregoing provisions of this Section 2.10 and to ensure that, from and after the Closing, each outstanding Company Option is cancelled as provided in this Section 2.10 and each Option Holder shall have no rights with respect thereto except the right to receive, with respect to In-the-Money Options only, its applicable portion of the Option Consideration (without interest) and the right to receive any applicable amounts pursuant to Sections 2.6 and 2.12, subject to Section 7.8(d) and Section 10.7.

2.11 Pre-Closing Statement. At least four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver (together with reasonable supporting details) to Purchaser a written statement (the “Pre-Closing Statement”), which shall set forth (A) the Company’s good faith estimate of (i) Closing Date Cash and Cash Equivalents (“Estimated Cash and Cash Equivalents”), (ii) Working Capital (the “Estimated Working Capital”), (iii) the Closing Date Company Indebtedness (the “Estimated Closing Date Company Indebtedness”), (iv) the Closing Date Joint Venture Indebtedness (“Estimated Closing Date Joint Venture Indebtedness”), (v) the Seller Expenses (“Estimated Seller Expenses”) and wire instructions for the payment thereof, (vi) the Mesa Receivable Amount (the “Estimated Mesa Receivable Amount”), and (vii) the resulting Closing Date Merger Consideration and the Closing Per Share Merger Consideration based upon such items, and (B) the Liquidation Value with respect to the Series A Preferred Shares as of immediately prior to the Effective Time. Except as otherwise provided herein, the Pre-Closing Statement shall be prepared without giving effect to the transactions contemplated by the Transaction Documents. Concurrently with the delivery of the Pre-Closing Statement, the Company shall deliver to Purchaser a payment spreadsheet (the “Payment Spreadsheet”), which shall contain (x) with respect to each Stockholder (A) the name and address of such Stockholder, if available, (B) the number and class of Shares held by such Stockholder, and (C) the consideration that such Stockholder is entitled to receive pursuant to Section 2.6, and (y) with respect to each Option Holder (A) the name of such Option Holder, (B) the exercise price per share and the number of shares of Common Stock underlying the Options held by such Option Holder, and (C) the consideration that such Option Holder is entitled to receive pursuant to Section 2.6. The Company shall make a good faith effort to resolve any reasonable objections or disputes of the Purchaser regarding the calculations in the Pre-Closing Statement or the information in the Payment Spreadsheet.

2.12 Post-Closing Merger Consideration Adjustment and Payments.

(a) Delivery of Closing Statement. As promptly as practicable, but in no event later than seventy-five (75) days following the Closing, Purchaser shall in good faith prepare and deliver to the Sellers’ Representative a written statement (the “Closing Statement”), which shall set forth Purchaser’s calculation of (i) Working Capital, (ii) the Closing Date Company Indebtedness, (iii) the Closing Date Joint Venture Indebtedness, (iv) Seller Expenses, (v) the Mesa Receivable Amount, (vi) Closing Date Cash and Cash Equivalents and (vii) the resulting Final Merger Consideration based upon such items.

(b) Release of Undisputed Adjustment Escrow Amount. Subject to Section 2.12(e), if the Final Merger Consideration as reflected in the Closing Statement delivered by Purchaser pursuant to Section 2.12(a) is greater than or equal to the Closing Date Merger Consideration, Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to release to each Securityholder (other than the Preferred Stockholders or any Stockholder in respect of Dissenting Shares) that has delivered to the Paying Agent a properly completed Letter of Transmittal or that has delivered to the Company a properly completed Option Surrender Letter, as applicable, such Securityholder’s Pro Rata Portion of the Adjustment Escrow Fund as if such amount were being distributed pursuant to Section 2.12(e)(i); provided, that with respect to amounts to be released to Option Holders, such amounts shall be released to the Surviving Corporation and shall promptly be paid by the Surviving Corporation, through the Surviving Corporation’s payroll system, to each such Option Holder, less any required withholding Taxes. In addition, (i) with respect to each Common Stockholder who shall have delivered to the Paying Agent a properly completed Letter of Transmittal, Purchaser shall promptly deliver to the Paying Agent for payment to each such Common Stockholder, an amount equal to the product of (x) the number of Fully-Diluted Shares held by such Common Stockholder and (y) the amount as reflected on the Closing

Statement delivered by Purchaser that is greater than the Closing Date Merger Consideration, divided by the number of Fully Diluted Shares, which amount shall be payable by wire transfer of immediately available funds to the account designated in such Stockholder’s Letter of Transmittal and (ii) with respect to each Option Holder holding In-the-Money Options who shall have delivered to the Company a duly executed and properly completed Option Surrender Letter, Purchaser shall cause the Surviving Corporation to pay, through the Surviving Corporation’s payroll system, to each such Option Holder, an amount equal to the product of (x) the number of shares of Common Stock subject to the In-the-Money Options held by such Option Holder and (y) the amount as reflected on the Closing Statement delivered by Purchaser that is greater than the Closing Date Merger Consideration, divided by the number of Fully Diluted Shares, less any required withholding Taxes. Subject to Section 2.12(e), if the Final Merger Consideration as reflected in the Closing Statement delivered by Purchaser pursuant to Section 2.12(a) is less than the Closing Date Merger Consideration, Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to release to each Securityholder (other than the Preferred Stockholders or any Stockholder in respect of Dissenting Shares) that has delivered to the Paying Agent a properly completed Letter of Transmittal or that has delivered to the Company a properly completed Option Surrender Letter, as applicable, such Securityholder’s Pro Rata Portion of an amount equal to the excess, if any, of (i) the entire Adjustment Escrow Amount over (ii) (x) the Closing Date Merger Consideration less (y) the Final Merger Consideration as reflected in the Closing Statement delivered by Purchaser pursuant to Section 2.12(a), to be paid to the Securityholders as if such amount were being distributed pursuant to Section (e)(ii).

(c) Objection Notice; Dispute Resolution Procedure. After receipt of the Closing Statement, the Sellers’ Representative and its Representatives shall have reasonable access to all relevant books and records (including accountant work papers), accountants and employees of the Surviving Corporation to the extent required to complete its review of the Closing Statement. If, within sixty (60) days following the delivery of the Closing Statement, the Sellers’ Representative has not given Purchaser notice of its objection to any item in the Closing Statement, the nature of such objection and the proposed amount for the item in dispute (an “Objection Notice”), then the Closing Statement shall be deemed final and binding on Purchaser, the Surviving Corporation and the Sellers’ Representative (on behalf of all Securityholders). If the Sellers’ Representative delivers an Objection Notice, then Purchaser and the Sellers’ Representative shall consult in good faith to resolve the disputed items set forth in the Objection Notice and, if any disputed items have not been resolved within thirty (30) days following delivery of such notice, from and after such time either the Sellers’ Representative or Purchaser may submit the remaining disputed items to Grant Thornton, LLP or, if such firm is unable to serve in such capacity, to such other nationally recognized independent public accountant that is mutually agreeable to the Sellers’ Representative and Purchaser (the “Accountant”) or, if no such agreement can be reached, the Sellers’ Representative and Purchaser each shall, within ten (10) days thereof, select a candidate for the Accountant and the two (2) candidates so selected shall promptly select a third nationally recognized independent accounting firm which shall be appointed as the Accountant. The scope of the disputes to be resolved by the Accountant shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definition of Working Capital) and the Accountant is not to make any other determination and shall act as an expert and not as an arbitrator. If any items in dispute are submitted to the Accountant for resolution, (x) Purchaser and the Sellers’ Representative shall use their respective reasonable efforts to cause the Accountant to resolve all remaining disagreements with respect to the Closing Statement as soon as practicable but in any event shall direct the Accountant to render a determination within ninety (90) days after its retention; (y) Purchaser and the Sellers’ Representative shall furnish to the Accountant and each other such work papers and other documents and information relating solely to the disputed issues as the Accountant may request and are available to that party (including, in the case of Purchaser, the Surviving Corporation or its accountants), and shall be afforded the opportunity to present to the Accountant any materials relating to the determination and to discuss the determination with the Accountant; provided, that copies of all such materials are concurrently provided to the other party and that such discussions may only occur in the presence (including by telephone) of the other party; provided, further, that the Accountant shall consider only those items and amounts which are identified as being in dispute; and (z) the determination by the Accountant of the disputed items in the Closing Statement, as shall be set forth in a notice delivered to both parties by the Accountant, shall be final, binding and conclusive on the parties. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees of the Accountant for such determination shall be borne by Purchaser, on the one hand, and the Securityholders, on the other hand, in proportion to the portion of the aggregate amount in dispute that is finally resolved by the Accountant in a manner adverse to such party. For example, if Purchaser claims the appropriate adjustments are $1,000, and the Sellers’ Representative contests only $500 of the amount claimed by Purchaser, and if the Accountant ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Accountant will be allocated 60% (i.e., 300/500) to the Securityholders and 40% (i.e., 200/500) to Purchaser.

(d) Final Merger Consideration. The Closing Date Merger Consideration shall be adjusted as follows (without duplication, including any payments otherwise made pursuant to Section 2.12(b)): (i) (A) increased by the amount, if any, by which the Working Capital, as finally determined pursuant to Section 2.12(c) (“Final Working Capital”), is greater than the Estimated Working Capital, or (B) reduced by the amount, if any, by which the Final Working Capital is less than the Estimated Working Capital; (ii) (A) reduced by the amount, if any, by which the Closing Date Company Indebtedness, as finally determined pursuant to Section 2.12(c) (“Final Company Indebtedness”), is greater than the Estimated Closing Date Company Indebtedness or (B) increased by the amount, if any, by which the Final Company Indebtedness is less than the Estimated Closing Date Company Indebtedness; (iii) (A) reduced by the amount, if any, by which the Closing Date Joint Venture Indebtedness, as finally determined pursuant to Section 2.12(c) (“Final Joint Venture Indebtedness”), is greater than the Estimated Closing Date Joint Venture Indebtedness or (B) increased by the amount, if any, by which the Final Joint Venture Indebtedness is less than the Estimated Closing Date Joint Venture Indebtedness; (iv) (A) reduced by the amount, if any, by which the Seller Expenses, as finally determined pursuant to Section 2.12(c) (“Final Seller Expenses”), are greater than the Estimated Seller Expenses or (B) increased by the amount, if any, by which the Final Seller Expenses are less than the Estimated Seller Expenses; (v) (A) increased by the amount, if any, by which the Mesa Receivable Amount, as finally determined pursuant to Section 2.12(c) (“Final Mesa Receivable Amount”) is greater than the Estimated Mesa Receivable Amount or (B) reduced by the amount, if any, by which the Final Mesa Receivable Amount is less than the Estimated Mesa Receivable Amount; or (vi) (A) increased by the amount, if any, by which the Closing Date Cash and Cash Equivalents, as finally determined pursuant to Section 2.12(c) (“Final Cash and Cash Equivalents”), are greater than the Estimated Cash and Cash Equivalents or (B) reduced by the amount, if any, by which the Final Cash and Cash Equivalents are less than the Estimated Cash and Cash Equivalents.

(e) Final Closing Adjustment Payment. No later than the third (3rd) Business Day following the final determination of the Adjustment Amount,

(i) if the Adjustment Amount is positive:

        (1) with respect to each Common Stockholder who shall have delivered to the Paying Agent a properly completed Letter of Transmittal, Purchaser shall promptly deliver to the Paying Agent for payment to each such Common Stockholder, an amount equal to the product of the number of Fully-Diluted Shares held by such Common Stockholder and the Adjustment Amount Per Share (net of any payments previously received by such Common Stockholder pursuant to Section 2.12(b)), which amount shall be payable by wire transfer of immediately available funds to the account designated in such Stockholder’s Letter of Transmittal;

(2) with respect to each Option Holder holding In-the-Money Options who shall have delivered to the Company a duly executed and properly completed Option Surrender Letter, Purchaser shall cause the Surviving Corporation to pay, through the Surviving Corporation’s payroll system, to each such Option Holder, an amount equal to the product of the number of shares of Common Stock subject to the In-the-Money Options held by such Option Holder and the Adjustment Amount Per Share (net of any payments previously received by such Option Holder pursuant to Section 2.12(b)), less any required withholding Taxes; and

(3) Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to release to each Securityholder (other than the Preferred Stockholders or any Stockholder in respect of Dissenting Shares) that has delivered to the Paying Agent a properly completed Letter of Transmittal or that has delivered to the Company a properly completed Option Surrender Letter, as applicable, such Securityholder’s Pro Rata Portion of the Adjustment Escrow Fund; provided, that with respect to amounts to be released to Option Holders, such amounts shall be released to the Surviving Corporation and shall promptly be paid by the Surviving Corporation, through the Surviving Corporation’s payroll system, to each such Option Holder, less any required withholding Taxes; or

(ii) if the Adjustment Amount is negative:

(1) Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to release an amount equal to the Adjustment Amount to Purchaser from the Adjustment Escrow Account and if the Adjustment Escrow Fund is insufficient to cover the entire Adjustment Amount, Purchaser and Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to release an amount equal to such deficiency to Purchaser from the Indemnity Escrow Fund; and

(2) Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to release to each Securityholder (other than the Preferred Stockholders or any Stockholder in respect of Dissenting Shares) that has delivered to the Paying Agent a properly completed Letter of Transmittal or that has delivered to the Company a properly completed Option Surrender Letter, as applicable, such Securityholder’s Pro Rata Portion of any portion of the Adjustment Escrow Fund remaining following any payment to Purchaser pursuant to Section 2.12(e)(ii)(1); provided, that with respect to amounts to be released to Option Holders, such amounts shall be released to the Surviving Corporation and shall promptly be paid by the Surviving Corporation, through the Surviving Corporation’s payroll system, to each such Option Holder, less any required withholding Taxes; or

(iii) if the Adjustment Amount is zero, Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to release to each Securityholder (other than the Preferred Stockholders or any Stockholder in respect of Dissenting Shares) that has delivered to the Paying Agent a properly completed Letter of Transmittal or that has delivered to the Company a properly completed Option Surrender Letter, as applicable, such Securityholder’s Pro Rata Portion of the Adjustment Escrow Fund (net of any payments previously received by such Securityholder pursuant to Section 2.12(b)); provided, that with respect to amounts to be released to Option Holders, such amounts shall be released to the Surviving Corporation and shall promptly be paid by the Surviving Corporation, through the Surviving Corporation’s payroll system, to each such Option Holder, less any required withholding Taxes.

(f) Following the release of any funds to the Securityholders pursuant to Section 2.12(e)(i)(2), Section 2.12(e)(ii)(2) or Section 2.12(e)(iii), as applicable, Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to release to the Paying Agent the remaining portion of the Adjustment Escrow Fund. Upon delivery of a properly completed Letter of Transmittal or Option Surrender Letter, as applicable, Purchaser shall cause the Paying Agent to pay to any such Securityholder, such Securityholder’s applicable portion of such amount.

(g) For the avoidance of doubt, neither the Sellers’ Representative nor any Securityholder, nor any of their respective Affiliates, shall have any Liability or obligation under this Section 2.12 for any portion of the Adjustment Amount in excess of the funds remaining in the Adjustment Escrow Account and the Indemnity Escrow Account (up to a maximum amount equal to the Adjustment Amount). Recovery from the Adjustment Escrow Account and the Indemnity Escrow Account (up to a maximum amount equal to the Adjustment Amount) shall be the sole and exclusive remedy available to Purchaser for any claims by Purchaser against the Securityholders, or otherwise, arising out of or relating to any negative Adjustment Amount and neither Purchaser nor the Surviving Corporation or any of their respective Affiliates shall have any claim against any Securityholder in respect thereof.

(h) The Adjustment Amount shall be treated as an adjustment to the Closing Date Merger Consideration for income Tax purposes.

(i) From and after the Closing Date, (x) with respect to each Stockholder who shall not have delivered to the Paying Agent, at least three (3) Business Days prior to the Closing Date, a properly completed Letter of Transmittal, Purchaser shall, promptly (but in no event later than five (5) Business Days) following such Stockholder’s delivery to the Paying Agent of a properly completed Letter of Transmittal, cause the Paying Agent to pay such Stockholder, all amounts that would previously have been payable to such Stockholder pursuant to this ARTICLE 2 had such Letter of Transmittal been delivered at least three (3) Business Days prior to the Closing Date, and (y) with respect to each Option Holder holding In-The-Money Options who shall not have delivered to the Company, at least three (3) Business Days prior to the Closing Date, a duly executed and properly completed Option Surrender Letter, Purchaser shall, promptly (but in no event later than five (5) Business Days) following such Option Holder’s delivery to the Company of a properly completed Option Surrender Letter, cause the Surviving Corporation to pay all amounts that would previously have been payable to such Option Holder pursuant to this ARTICLE 2 had such Option Surrender Letter been delivered at least three (3) Business Days prior to the Closing Date.

2.13 Notices to Stockholders; Dissenting Shares.

(a) Paying Agent. Prior to the Effective Time, Purchaser shall designate Acquiom Clearinghouse LLC to act as paying agent in connection with the Merger (the “Paying Agent”) to receive, for the benefit of the Stockholders, the portion of the Closing Date Merger Consideration to which the Stockholders shall become entitled pursuant to Section 2.6(b) and Section 2.6(c). Purchaser shall deposit the portion of the Closing Date Merger Consideration to which the Stockholders shall become entitled pursuant to Section 2.6(b) and Section 2.6(c) with the Paying Agent for delivery to the Stockholders in accordance with this ARTICLE 2, at or immediately following the Effective Time. At any time following the twelve (12) month anniversary of the Closing Date, Purchaser shall be entitled to require the Paying Agent to deliver to it any portion of the Preferred Stock Consideration or Common Stock Consideration then held by it (including any interest received with respect thereto) that has not been disbursed to Stockholders; provided, however, that notwithstanding the foregoing, in the event Purchaser is required to make any payments to any Stockholders in respect of Dissenting Shares, Purchaser shall be entitled to require the Paying Agent to deliver to it any portion of the Preferred Stock Consideration or Common Stock Consideration then held by the Paying Agent (including any interest received with respect thereto) in respect of Dissenting Shares.

(b) The Company shall, as promptly as reasonably practicable after the date hereof, mail or otherwise deliver to each Stockholder (i) a letter from the Company (A) providing such Stockholder with a brief information statement regarding the Company and the transactions contemplated hereby, and (B) with respect to each Stockholder, (I) providing the notification required by Section 228(e) of the DGCL with respect to the Written Consent and (II) providing notice in the manner contemplated in Section 262 of the DGCL of such Stockholder’s right to dissent to the Merger pursuant to Section 262 of the DGCL, and (ii) a Letter of Transmittal for return to the Paying Agent and instructions for use in effecting the surrender of the Certificates and payments therefor. The Company shall afford Purchaser a reasonable opportunity to review and comment upon the documents described in this Section 2.13(b) and shall consider in good faith Purchaser’s comments thereto. Upon surrender to the Paying Agent of any Certificates (other than Certificates representing Dissenting Shares), together with a duly completed and validly executed Letter of Transmittal, the holders of each Certificate shall be entitled to receive from Purchaser (or the Paying Agent on behalf of Purchaser), on or after the Closing Date (but following the Effective Time), pursuant to the terms and subject to the conditions in this Agreement, in exchange for each applicable Share formerly evidenced thereby, payment of such holder’s applicable portion of the Preferred Stock Consideration or the Common Stock Consideration, as applicable, and each such Certificate so surrendered shall be forthwith canceled. Until surrendered in accordance with the provisions of this Section 2.13(b), each Certificate (other than Certificates canceled pursuant to Section 2.9(d) and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the applicable portion of the Preferred Stock Consideration or the Common Stock Consideration, as applicable. No interest will be paid or will accrue for the benefit of the holders of the Certificates on the Preferred Stock Consideration or the Common Stock Consideration, as applicable, payable upon the surrender of the Certificates. Notwithstanding the foregoing, if any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, Purchaser shall pay, or shall cause the Paying Agent to pay, the Preferred Stock Consideration or the Common Stock Consideration, as applicable, payable in exchange for such lost, stolen or destroyed Certificate upon the making of a customary affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance reasonably acceptable to Purchaser or the Surviving Corporation, as the case may be, and, if required by the Purchaser or the Surviving Corporation, as the case may be, (x) the posting of a bond in such amount and form as Purchaser or the Surviving Corporation, as the case may be, may reasonably direct or (y) agreeing to indemnify Purchaser or the Surviving Corporation, as the case may be, against any claim that may be made against Purchaser or the Surviving Corporation with respect to such Certificate.

(c) Notwithstanding any other provision of this Agreement to the contrary, any shares of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any Stockholder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Preferred Stock Consideration or the Common Stock Consideration due in respect of such shares under this Agreement. Such Stockholder shall instead be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section

262 of the DGCL, except that any Dissenting Shares held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the applicable portion of the Preferred Stock Consideration or the Common Stock Consideration due in respect of such shares under this Agreement, in each case, without any interest thereon. The Company shall serve prompt notice to Purchaser of any demands for appraisal of any Dissenting Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(d) At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL.

2.14 No Further Ownership Rights in Shares; Closing of Transfer Books. At the Effective Time, the Share transfer books shall be closed and no transfer of Shares that were outstanding immediately prior to the Effective Time shall thereafter be made. At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholders, Purchaser, the Company or Merger Sub, the Shares that were outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and each Certificate or instrument previously representing such Shares shall represent only the right to receive its respective portion of the Final Merger Consideration pursuant to this ARTICLE 2. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Shares, including Dissenting Shares.

2.15 Unclaimed Amounts. Any remaining cash unclaimed by the Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

2.16 Withholding. Purchaser and its Affiliates and Representatives, the Paying Agent and the Escrow Agent shall be entitled to withhold any Tax that is required to be withheld pursuant to Applicable Law from any amount paid pursuant to the Transaction Documents, and any such amount withheld and remitted to the applicable Governmental Body as required by Applicable Law shall be treated for all purposes of the Transaction Documents as having been paid to the Person in respect of whom such withholding was made; provided, however, that if Purchaser becomes aware that any amount is required to be so withheld, it shall notify the Sellers’ Representative of any such required withholding and the parties shall cooperate with each other in good faith to minimize or eliminate such withholding Taxes; and, provided, further, that (i) the notice requirement of the immediately preceding proviso shall not apply to withholdings in respect of compensatory payments made to Option Holders or any other present or former employee or other service provider with respect to the Company Group, and (ii) nothing in this paragraph shall limit the ability of Purchaser or its Affiliates or Representatives, the Paying Agent or the Escrow Agent to withhold any amount required to be withheld pursuant to Applicable Law, or subject such parties to any Liability with respect to such withholdings.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule, which Company Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE 3, the Company hereby represents and warrants to Purchaser and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization; Corporate Power.

(a) The Company is a corporation validly existing under the laws of the State of Delaware and is in good standing in such state. The Company has all requisite corporate power and authority to own, lease, operate or otherwise hold its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Subsidiary of the Company is a corporation, limited liability company or other business entity, as the case may be, duly organized, validly existing under the laws of its jurisdiction of formation, and in good standing in such jurisdiction. Each Subsidiary of the Company has all requisite corporate, limited liability company or other business entity power and authority to own, lease, operate or otherwise hold its properties and assets, to carry on its business as now being conducted.

(b) The Company has previously made available to Purchaser and Merger Sub true and correct copies of the Organizational Documents of the Company and its Subsidiaries.

3.2 Qualification. The Company is duly qualified to transact business and is in good standing in each jurisdiction where the nature of its business makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect. Each Wholly-Owned Subsidiary of the Company and, to the Knowledge of the Company, each Joint Venture is duly qualified to transact business and is in good standing in each jurisdiction where the nature of its business makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

3.3 Authority; No Violation; Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and the performance by the Company of the transactions contemplated hereby and thereby have been duly authorized pursuant to and in accordance with Applicable Law and the Organizational Documents governing the Company and no other proceedings on the part of the Company are necessary to authorize such execution, delivery and performance. The Written Consent is the only vote of the Stockholders that is necessary pursuant to Applicable Law and the Organizational Documents of the Company to adopt this Agreement and consummate the transactions contemplated hereby.

(b) This Agreement and the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

(c) The execution and delivery by the Company of this Agreement and each other Transaction Document to which it is a party and the performance by the Company of the transactions contemplated hereby and thereby does not conflict with, result in a violation or breach of, or constitute a default under, in each case, with or without the giving of notice or lapse of time or both, (i) any term of the Organizational Documents of the Company, (ii) any Material Contract or Permit or (iii) any Applicable Law to which the Company Group is subject, and except with respect to clauses (ii) and (iii) above, for such conflicts, violations, breaches or defaults that would not have, individually or in the aggregate, have a Material Adverse Effect.

(d) No consent, approval, Permit, order or authorization of, registration, declaration or filing with any Governmental Body, any third party or any counter-party to any Material Contract, is required in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party or the transactions contemplated hereby and thereby, except (i) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) compliance with and filings under any applicable Antitrust Laws, including under the HSR Act and (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

3.4 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 325,000 shares of Common Stock and 325,000 shares of Preferred Stock. The 325,000 authorized shares of Preferred Stock have been designated as Series A Preferred Stock. As of the date of this Agreement, the following Shares are issued and outstanding: (i) 117,287 Series A Preferred Shares and (ii) 138,482 shares of Common Stock. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than Permitted Liens). Schedule 3.4(a) sets forth, as of the date hereof, the names of all holders of Shares, including the number and class held by each such holder. None of the outstanding Shares are subject to a substantial risk of forfeiture (within the meaning of Code Section 83) unless a timely election under Section 83(b) of the Code was filed with respect to such Shares.

(b) Schedule 3.4(b) sets forth a complete and accurate list of (i) the Company Options that are issued and outstanding as of the date of this Agreement, (ii) the name of the Option Holder of each Company Option, (iii) the number of shares of Common Stock issuable upon exercise of each Company Option, and (iv) the exercise price with respect to each Company Option.

(c) Other than the Company Options set forth on Schedule 3.4(b), there are no outstanding or authorized options or rights to acquire options, warrants, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its Equity Securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company to which the Company is a party or which are binding upon the Company. There are no voting trusts, proxies or any other Contracts with respect to the voting of the capital stock of the Company to which the Company is a party or which are binding upon the Company. Except as set forth on Schedule 3.4(c) and in respect of the Company’s Subsidiaries, the Company does not own, directly or indirectly, any equity interest or Equity Securities in any Person and is not a party to any (i) joint venture, partnership or similar relationship, or (ii) buy-sell agreement, stockholders’ agreement or similar Contract (other than the Shareholder’s Agreement).

(d) Schedule 3.4(d) sets forth a complete and accurate list of (i) the issued and outstanding shares of capital stock (or other Equity Securities or percentage interests) of each Subsidiary of the Company, (ii) with respect to each such Subsidiary of the Company, the ownership percentage that the Company (or any other member of the Company Group) holds in each such Subsidiary and (iii) the Non-NSH Party’s Applicable Percentage for such Joint Venture. The outstanding shares of capital stock (or other Equity Securities or percentage interests) of the Company’s Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other Equity Securities represented as being owned by the Company (or any other member of the Company Group) are owned by the Company (or any other member of the Company Group) free and clear of any and all Liens (other than Permitted Liens).

3.5 Assets of the Company. The Company and each of its Subsidiaries, as applicable, have good, valid and marketable title to all of the assets, properties and interests in properties (tangible and intangible) owned (or a valid leasehold interest with respect to assets that are leased) by the Company or its Subsidiaries and reflected on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

3.6 Financial Statements; Books and Records.

(a) Historic Audited Financial Statements. The Company has previously made available to Purchaser and Merger Sub true and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2014, December 31, 2015 and December 31, 2016 and the related audited consolidated statements of income, changes in equity and cash flows for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 (collectively, the “Historic Audited Financial Statements”). The Historic Audited Financial Statements fairly present in all material respects (i) the financial position of the Company Group as of the dates thereof and (ii) the results of operations of the Company Group for the fiscal periods covered thereby. The Historic Audited Financial Statements have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the period indicated (except as otherwise disclosed therein).

(b) Interim Financial Statements. Attached hereto as Schedule 3.6(b) are true and complete copies of the consolidated unaudited balance sheet of the Company at March 31, 2017 (the “Latest Balance Sheet” and the date thereof, the “Latest Balance Sheet Date”) and the related statement of income for the three (3) months then ended (collectively, the “Interim Financial Statements” and together with the Historic Audited Financial Statements, the “Financial Statements”). The Interim Financial Statements fairly present in all material respects (i) the financial position of the Company Group as of the date thereof and (ii) the results of operations of the Company Group for the fiscal period covered thereby. The Interim Financial Statements have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as otherwise disclosed therein) with the Historic Audited Financial Statements, except for the absence of certain footnotes (which, if presented, would not differ materially from those included in the Historic Audited Financial Statements) and changes resulting from ordinary course year-end adjustments (the effect of which are not expected to be material and adverse individually or in the aggregate to the financial condition of the Company Group, taken as a whole).

(c) Indebtedness. Schedule 3.6(c) contains a true, correct and complete list, as of the Latest Balance Sheet Date, of all Indebtedness of the Company and its Subsidiaries and, in each case, the outstanding amount thereof as of the Latest Balance Sheet Date.

(d) Intercompany Accounts. Schedule 3.6(d) contains a true, correct and complete list, as of the Latest Balance Sheet Date, of all intercompany accounts (including accounts receivable and accounts payable) between the Company and its Wholly-Owned Subsidiaries, on the one hand, and the Joint Ventures, on the other hand, and the outstanding balances thereof (the “Intercompany Account Balances”).

3.7 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of the type required by GAAP to be reflected on the Latest Balance Sheet or the footnotes thereto and which would, individually or in the aggregate, materially and adversely affect the Company Group, taken as a whole, except for: (a) Liabilities specifically and adequately reserved for in the Latest Balance Sheet or the notes thereto or that have arisen since the Latest Balance Sheet Date in the ordinary course of business (none of which is a Liability resulting from a breach of contract, breach of warranty or violation of Applicable Law), (b) Liabilities incurred in connection with the transactions contemplated hereby or by the other Transaction Documents and (c) Liabilities of the Company Group that are less than $250,000, in the aggregate. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

3.8 Absence of Changes. Except as set forth on Schedule 3.8, since December 31, 2016 through the date hereof, the Company has operated in the ordinary course of business consistent with past practice, (a) there have not been any Changes that have had, individually or in the aggregate, a Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries has:

(i) adopted any change to its Organizational Documents;

(ii) merged or consolidated with any other Person or adopted a plan of complete or partial liquidation, dissolution, or reorganization;

(iii) declared or paid any dividend or other distribution, payable in stock, property or otherwise, with respect to any of its capital stock, other than dividends or other distributions in the ordinary course of business by any Subsidiary of the Company;

(iv) entered into any agreement with respect to the voting of its capital stock;

(v) (A) issued, sold, purchased, redeemed, retired or granted registration rights with respect to any shares of its capital stock or any other Equity Securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its capital stock or other Equity Securities or (B) entered into any Contract with respect to the issuance, sale, purchase or redemption of any shares of its capital stock or other Equity Securities other than (x) the issuance, delivery or sale of, any securities to the Company or any other Company Subsidiary, (y) the issuance of shares of Common Stock upon the exercise of any Company Options or Joint Venture or (z) the issuance or redemption of any securities of any Company Subsidiary in the ordinary course of business to or from any physician, physician group, hospital or hospital system that holds or subscribes to an equity interest in any Joint Venture with a value, on an individual basis, of less than $250,000, in each case, in compliance with Applicable Laws and the Organizational Documents of such Joint Venture;

(vi) reclassified, split, combined or subdivided, directly or indirectly, any of its securities;

(vii) increased the compensation or benefits provided to, or made any new equity awards to any director, officer or employee of the Company (other than the payment of bonuses or increases in compensation and bonuses, in each case, in the ordinary course of business and consistent with past practice);

(viii) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens;

(ix) acquired, sold, leased, licensed, transferred, abandoned, permitted to lapse or otherwise disposed of any properties or assets outside the ordinary course of business, except for properties or assets (but not shares of capital stock) with an aggregate value equal to or less than $1,000,000;

(x) except as required by GAAP, changed an annual accounting period, changed any accounting method, (including any Tax accounting method), made any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(xi) except as required by Applicable Law or GAAP, made or changed any material Tax election, amended any material Tax Return, settled any audit, claim or assessment for a material amount of Taxes, entered into any Tax sharing, closing, or similar agreement in respect of any Taxes, or surrendered any right to claim a refund of a material amount of Taxes; or

(xii) authorized or entered into any Contract to do any of the foregoing.

3.9 Tax Matters.

(a) The Company and each of its Subsidiaries have properly and timely filed all U.S. federal income Tax Returns and other material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries, and have paid all material amounts of Taxes due with respect to the Company and each of its Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. No written claim has been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party to any material dispute, audit or Legal Action with respect to Taxes nor has any such dispute, audit or Legal Action been threatened by any Governmental Body, for the assessment or collection of any Taxes, and no claim for the assessment or collection of any material amounts of Taxes has been asserted in writing against the Company or any of its Subsidiaries that has not been settled with all amounts due having been paid.

(c) The Company and each of its Subsidiaries has withheld and paid all material amounts of Taxes required to be withheld with respect to payments to its employees, independent contractors, creditors, stockholders and other third parties.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment or assessment of any Taxes or the filing of any Tax Return, which waiver or extension is still in effect.

(e) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations (other than amongst the Company and its Subsidiaries) within the meaning of Section 1504(a) of the Code filing a combined federal income Tax Return (or any similar group for federal, state, local or foreign Tax purposes) nor does the Company or any of its Subsidiaries have any Liability for Taxes of any other Person under Treasury Regulation §1.1502-6 (or any similar provision of foreign, state or local Applicable Law), as a transferee or successor, by contract, or otherwise.

(f) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing, indemnity or similar agreement (other than any such agreement exclusively between or among the Company and its Subsidiaries or a commercial agreement the principal subject matter of which is not Taxes).

(g) Neither the Company nor any of its Subsidiaries has agreed to, and is not required to, make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local, or foreign law), and neither the IRS nor any taxing authority has proposed in writing any such adjustments or changes in the accounting methods of the Company or any of its Subsidiaries.

(h) In the past two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another entity, and has not had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 (or so much of Section 356 as relates to Section 355) or 361 of the Code.

(i) The Company is not and has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the period specified in Code section 897(c)(1)(A)(ii).

(j) Neither the Company nor any of its Subsidiaries has been a party to a transaction that is or is substantially similar to a “listed transaction” (as defined in Treasury Regulations Section 1.6011-4(b)(2)).

(k) Notwithstanding anything to the contrary contained in this Agreement, any reference to “Subsidiaries” in this Section 3.9 shall not be interpreted to include any Joint Venture. The only representations and warranties made with respect to any and all matters relating to Taxes herein shall be the representations and warranties set forth in this Section 3.9, Section 3.6, Section 3.8 and Section 3.15 and such representations and warranties shall not be interpreted to include any Joint Venture. This Agreement shall not be interpreted in any manner that is contrary to this Section 3.9(j).

3.10 Compliance with Applicable Laws; Government Program Participation / Accreditation.

(a) Neither the Company nor any of its direct Wholly-Owned Subsidiaries is a licensed healthcare provider or supplier under any Applicable Law and, as such, does not participate in any Government Program or Contract with any third party payor.

(b) Except as set forth on Schedule 3.10(b), since January 1, 2014, each of the Company Group entities has been and is in compliance, in all material respects, with all orders, judgments, injunctions, awards, decrees, sanctions, compliance agreements or writs (collectively, “Orders”), and all Applicable Laws (including Healthcare Laws), in either case, of any Governmental Body applicable to the Company Group’s respective businesses, assets, properties or employees. To the Knowledge of the Company, none of the Company Group entities has engaged in activities which are, as applicable, cause for civil penalties, or mandatory or permissive exclusion from any Governmental Program.

(c) Since January 1, 2014, none of the Company Group entities has received any written communication from a Governmental Body that alleges that any Company Group entity is not in compliance, in any material respect, with any Applicable Laws (including Healthcare Laws) that remains unresolved or for which there remains any outstanding Liability to the Company Group. Since January 1,

2014, no Facility’s, nor any of the Company Group’s, respective officers, directors, governing board members, agents or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)), has been excluded, suspended, debarred, or otherwise ineligible for participation in any Government Program or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b. Except as would not be material to the Company Group, taken as a whole, all of the Company Group’s employed or contracted physicians and providers are properly licensed and hold appropriate clinical privileges for the services that they provide for the Company Group, and, with respect to physicians and providers who perform services eligible for reimbursement, are not excluded, suspended, debarred or otherwise ineligible for participation in any Government Program.

(d) Each Referral Source, and the Company or any of its Subsidiaries, who has an ownership, investment, or financial interest in any Company Group entity or any Facility paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source have been and are in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. No Company Group entity, directly or indirectly, has guaranteed any Indebtedness, made a payment toward any Indebtedness or otherwise subsidized any Indebtedness for any Referral Source including, without limitation, any Indebtedness related to financing the Referral Source’s ownership, investment or financial interest in a Company Group entity.

(e) All financial relationships between or among any Company Group entity and any Referral Source: (i) comply in all material respects with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and applicable state anti-kickback and self-referral laws; (ii) reflect fair market value, have commercially reasonable terms and were negotiated at arm’s length; and (iii) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of any Company Group entity.

(f) Since January 1, 2014, none of the Company Group entities has been, or is excluded, suspended or debarred or otherwise ineligible for participation in any Government Program or has been, or is a party to a corporate integrity agreement, monitoring agreement, deferred prosecution agreement or settlement agreement with a Governmental Body. There is no pending or, to the Knowledge of the Company, threatened Legal Action involving any Company Group entity that could adversely affect in any material respect its rights to participate in any Government Program or any third-party payor program.

(g) Each Facility is and has been, since January 1, 2014, duly accredited by The Joint Commission or other applicable accreditation body. The Company has made available to Purchaser copies of the most recent accreditation survey report and deficiency list for each Facility, if any, together with such Facility’s most recent statement of deficiencies and plan of correction. To the Knowledge of the Company, there are no pending Legal Actions (other than in the ordinary course of maintaining accreditation or obtaining a new accreditation for a particular service area) involving any Facility.

(h) Each Company Group entity meets and has met, since January 1, 2014, all material requirements of participation of, claims submission to, and payment from the Government Programs and commercial insurance, health plans, and other third-party payors under which it receives payment (collectively and together with Government Programs, “Third-Party Payors”) and is and has been, since January 1, 2014, a party to valid participation agreements for payment by such Government Programs and such Third-Party Payors, and there are no recoupments of any Third-Party Payor being sought, requested or claimed, or threatened against any Company Group entity and no basis for such recoupments or claims exists. Without limiting the generality of the foregoing, the billing practices of each Company Group entity, as applicable, with respect to all patients and Third-Party Payor programs, are and have at all times been in compliance with all applicable agreements with such Third-Party Payors and Healthcare Laws.

(i) All reports, data, and information required to be filed by any Company Group entity in connection with any Government Program or any Third-Party Payor program have been timely filed and were true and complete in all material respects at the time filed (or were corrected in or supplemented by a subsequent filing).

(j) Except as set forth on Schedule 3.10(j) or as would not have, individually or in the aggregate, a material adverse effect on the ability of any Company Group entity to conduct its respective businesses in the ordinary course consistent with past practice, (i) each Company Group entity is and has been, since January 1, 2014, in compliance in all respects with its notice of privacy practices, which is provided to patients in accordance with the requirements of the HIPAA Rules at 45 C.F.R. § 164.520; and (ii) no Company Group entity has received any written complaint from any Governmental Authority regarding any breach of the privacy or security of individually identifiable health information held by the Company and its Subsidiaries, as the term breach is defined under the HIPAA Rules at 45 C.F.R. § 164.402.

3.11 Permits. Schedule 3.11 contains a true, correct and complete list of all material permits, material licenses and Material Healthcare Licenses (collectively, “Permits”) of any Governmental Body held by any Company Group entity as of the date hereof. All such Permits are in full force and effect and each Company Group entity is in material compliance with all such Permits, and all such Permits are in full force and effect and no Legal Action is pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permits. None of the Company Group entities has, since January 1, 2014, received written notice that any Governmental Body has taken, is taking or intends to take action to limit, suspend, modify or revoke any such Permit and, to the Knowledge of the Company, no Governmental Body is considering such action.

3.12 Material Contracts.

(a) Schedule 3.12(a) sets forth a true, correct and complete list of all of the following types of Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof:

(i) Contracts that require future aggregate payments by the Company or any of its Subsidiaries of more than $500,000 in any year that are not terminable, without penalty, by the Company or one of its Subsidiaries, as applicable, on notice of one hundred eighty (180) days or less;

(ii) Contracts that require future aggregate payments to the Company or any of its Subsidiaries of more than $500,000 in any year that are not terminable, without penalty, by the Company or one of its Subsidiaries, as applicable, on notice of one hundred eighty (180) days or less;

(iii) Contracts relating to the incurrence, assumption or guarantee of Indebtedness in excess of $250,000, or the making of any loans (other than among the Company and its Wholly-Owned Subsidiaries);

(iv) any agreement under which the Company or any of its Subsidiaries has guaranteed or otherwise become obligated to satisfy the obligations of another Person, including any letters of credit;

(v) Contracts with any Governmental Body, other than Contracts that relate to payment for health services in the ordinary course (e.g., Medicare, Medicaid, TRICARE);

(vi) Contracts, other than the Organizational Documents of any Joint Venture, that limit or purport to limit the ability of the Company or any of its Subsidiaries to (A) compete in any line of business, (B) compete with any particular Person or (C) compete in any geographic area;

(vii) Contracts for the sale, licensing or use of any assets, properties, equity interests or rights in excess of $1,000,000, other than the sale of securities, services or products in the ordinary course of business and consistent with past practice consummated since January 1, 2014;

(viii) Contracts, other than the Organizational Documents of any Joint Venture, granting to any Person a right of first refusal or right of first offer on the sale of any part of the business, assets or properties of the Company or any of its Subsidiaries;

(ix) any collective bargaining agreement or other Contract with an employee union;

(x) any agreement for the employment of, or the provision of severance to, any individual providing such individual with annual compensation or severance in excess of $200,000 (excluding any agreements with physicians entered into in the ordinary course of business (collectively, the “Executive Agreements”);

(xi) any Contract that would be terminable or require payment upon a change of control of the Company;

(xii) any partnership, joint venture or similar agreements pertaining to the Company or its Subsidiaries (other than any Organizational Documents);

(xiii) any Contract with any Stockholder or any Affiliate of any Stockholder (other than any member of the Company Group or Casper or NSH Wyoming); and

(xiv) any Contract relating to cleanup, abatement or other actions in connection with environmental Liabilities.

(b) The Material Contracts are in full force and effect, constitute legal, valid and binding obligations of the Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, and are enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries (i) is in default or material breach under any Material Contract or (ii) has received any written notice of any default, material breach or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the Material Contracts. There is no pending dispute or disagreement involving the Company or any of its Subsidiaries under any Material Contract. The Company has made available to Purchaser true, accurate and correct copies of each Material Contract.

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a complete and accurate list as of the date hereof of all patents, trademarks, service marks, trade names, domain names and copyrights for which registrations have been obtained, and all applications for, or extensions or reissues of, any of the foregoing (in each case, in the United States or otherwise), that are owned by, or registered or applied for in the name of, the Company or one of its Subsidiaries, setting forth for each such item the applicable name, title, registration or application numbers and dates, and the current owner.

(b) The Company or one of its Subsidiaries owns all right, title and interest in and to, or has a valid license to use, all Intellectual Property used in the operation of the business of the Company Group (the “Company Intellectual Property”). Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive licenses or rights of any kind in, any Intellectual Property that is owned by the Company or any of its Subsidiaries (“Company Owned IP”) to any Person. The Company or one of its Subsidiaries is the owner of all right, title and interest in and to (free and clear of all Liens except for Permitted Liens) each item of Company Owned IP and has the rights to use, sell, license, assign, transfer, or otherwise exploit such Company Owned IP.

(c) To the Knowledge of the Company, the Company’s use of the Company Owned IP does not violate, infringe or misappropriate any Intellectual Property or rights of privacy or publicity of any other Person. To the Knowledge of the Company, no Person has violated, infringed or misappropriated any Company Owned IP. To the Knowledge of the Company, no Trade Secret of the Company or any of its Subsidiaries (including any software source code) has been used or provided for the benefit of any Person (other than the Company Group) or otherwise misappropriated.

(d) The Company and each of its Subsidiaries have taken, in all material respects, all reasonable and appropriate steps to protect, maintain and safeguard the proprietary nature of the Company Intellectual Property (including any Trade Secrets comprising a part thereof). The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Company and its Subsidiaries (collectively, the “Company IT”) operate and perform in all material respects as required for the operation of the business of the Company Group and have not materially malfunctioned or materially failed within the past three (3) years. The Company and each of its Subsidiaries have in place commercially reasonable measures to protect the integrity and security of the Company IT and commercially reasonable disaster recovery processes and solutions for all of the Company IT and pre-clinical, clinical and other proprietary data and information necessary for the use of the products and services of the Company and any of its Subsidiaries. Except as set forth on Schedule 3.13(d), to the Knowledge of the Company, there has been no unauthorized use, access, interruption, modification or corruption of the Company IT within the past three (3) years.

3.14 Legal Actions; Orders Except as set forth on Schedule 3.14, as of the date hereof, there are no (a) Legal Actions pending or, to the Knowledge of the Company, threatened by any Person against or affecting the Company or any of its Subsidiaries or any of their respective assets or properties, whether at law or in equity, or before or by any Governmental Body or arbitrator, in each case, that if adversely determined, would reasonably be expected to result in Liabilities to the Company Group in excess of $250,000 individually, or could result in injunctive relief against the Company or any of its Subsidiaries, or (b) Orders of any Governmental Body or arbitrator against the Company or any of its Subsidiaries, except for such Orders that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.15 Benefit Plans.

(a) Schedule 3.15(a) sets forth a true and complete list as of the date hereof of each (i) “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and (ii) each other agreement, plan, practice, arrangement, program or policy providing compensation or other benefits to or for the benefit of current or former employees, directors officers or consultants (or to any beneficiary thereof) that (i) has been entered into, sponsored, contributed to (or required to be contributed to) or maintained by the Company or any of its Subsidiaries or (ii) with respect to which the Company Group has or could have any obligation or Liability, whether actual or contingent (collectively, the “Benefit Plans”), provided, however, that Schedule 3.15(a) need not list immaterial plans.

(b) The Company has delivered or made available the following documents to Purchaser and Merger Sub with respect to each material Benefit Plan: (i) correct and complete copies of all such Benefit Plans, including all subsequent amendments thereto, and the most recent related trust documents, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) the most recent IRS or Department of Labor determination letter, opinion, notification and advisory letter, if any, (iv) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, (v) the most recent actuarial report or other financial statement, (vi) the most recent nondiscrimination tests performed under the Code and (vii) all non-routine filings made with any Governmental Body, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(c) Each Benefit Plan intended to qualify under Section 401 of the Code is so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such Benefit Plan which could reasonably be expected to cause the loss of such qualification or exemption. The Benefit Plans have been established, maintained, funded and administered in all material respects in accordance with their terms and with the requirements of Applicable Law.

(d) No Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has in the past six (6) years had any Liability with respect to, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan otherwise subject to Title IV of ERISA, (iii) a plan otherwise subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (iv) a multiple employer plan (within the meaning of ERISA).

(e) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or, if not yet due, properly reflected in the Financial Statements.

(f) No Benefit Plan provides post-employment or post-service life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or other Applicable Law.

(g) None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will (i) entitle any current or former employee or director to any material payment, forgiveness of Indebtedness, vesting, distribution, or material increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) or creation of any rights under or with respect to any Benefit Plan, (iii) trigger any material obligation to fund any Benefit Plan or (iv) give rise to any payments or benefits or increases or funding of any payments or benefits.

(h) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of any member of the Company Group who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries has any obligation to indemnify, reimburse, gross up or make whole any Person for any Tax imposed under Section 280G or 409A of the Code.

(i) Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all material respects in compliance with Section 409A of the Code.

(j) With respect to each Benefit Plan, (i) no Legal Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Legal Actions; and (iii) no administrative investigation, audit or other administrative Legal Action by the Department of Labor, the IRS or other governmental agencies are pending, in progress or, to the Knowledge of the Company, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation).

(k) No Benefit Plan provides compensation or benefits to any employee or service provider of the Company or its Subsidiaries who resides or performs services primarily outside of the United States.

3.16 Real Property.

(a) Owned Real Property. All of the real property owned in fee by the Company or its Subsidiaries as of the date hereof (collectively, the “Owned Real Property”) is listed or described on Schedule 3.16(a). Title to the Owned Real Property is good and marketable, fee simple absolute, held in the name of the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens. Other than the Company or any of its Subsidiaries, no Person is leasing, using or occupying any portion of the land, property, structures, fixtures and improvements covered by the Owned Real Property or any part thereof, except for leases and other agreements entered into in the ordinary course of business which do not interfere with the present use of the Owned Real Property (examples of such leases include medical offices, ground leases, gift shops, and foodservice). There are no outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase any Owned Real Property.

(b) Leased Real Property.

(i) Schedule 3.16(b)(i) sets forth each interest in real property leased by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), including the location thereof, and the lessor of any such Leased Real Property. True and complete copies of all Leases (as defined below), together with all amendments or modifications, have been provided to Purchaser and Merger Sub.

(ii) The Company or one of its Subsidiaries owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements required to be listed on Schedule 3.16(b)(i) (the “Leases”), in each case free and clear of all Liens except for Permitted Liens. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person, other than the Company or any of its Subsidiaries, the right to use or occupy the Leased Real Property subject to such Lease, or any portion thereof, except for subleases and other agreements entered into in the ordinary course of business which do not interfere with the present use of the Leased Real Property (examples of such leases include medical offices, gift shops, and foodservice).

(iii) Each of the Leases is in full force and effect and is a legal, valid and binding obligation of the Company or its Subsidiaries, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in material default under any Lease or has received any written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any of its Subsidiaries under any of the Leases and, to the Knowledge of the Company, no other party is in material default thereof, in each case.

(c) As of the date hereof, no condemnation proceeding is pending, or to the Knowledge of the Company, threatened, with respect to any Real Property.

(d) Together with the Owned Real Property, the Leased Real Property constitute all of the real estate properties necessary to operate the business of the Company and the Company Subsidiaries in all material respects as it is currently conducted.

3.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and none of the Company or its Subsidiaries are represented by any union, works council or other bargaining representative. Since January 1, 2014, no union, works council, or other bargaining representative has attempted to organize any group of the Company’s or any of its Subsidiaries’ employees, and no group of the Company’s or any of its Subsidiaries’ employees has sought to organize themselves into a union, works council, or similar organization for the purpose of collective bargaining.

(b) There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances, complaints or other collective bargaining or labor disputes pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries , nor has any such event or circumstance occurred in the last five (5) years.

(c) The Company and its Subsidiaries are in material compliance with and, since January 1, 2014, have complied in all material respects with all Applicable Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health and layoffs, redundancies and plant closings. The Company Group has no material Liability, whether absolute or contingent, including any material obligations under the Benefit Plans or Applicable Law, with respect to any misclassification of a Person performing services for the Company Group (i) as an independent contractor vs. an employee or (ii) as an exempt vs. non-exempt employee under the Fair Labor Standards Act or any other Applicable Law.

3.18 Environmental Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the operations of the Company and each of its Subsidiaries are and, for the previous three (3) years, have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws to operate its business; (ii) neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened claims or Legal Actions alleging non-compliance with or potential Liability under Environmental Laws; (iii) there are no pending or, to the Knowledge of the Company, threatened investigations of the Company or any of its Subsidiaries relating to any of their currently or previously owned, operated or leased property, which would reasonably be expected to result in the Company or any of its Subsidiaries incurring any Liability pursuant to any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries has released or discharged any Hazardous Substances or become responsible for remediation or cleanup of any such release or discharge at any location, that would reasonably be expected to result in the Company or any of its Subsidiaries incurring any Liability pursuant to any Environmental Law.

3.19 Insurance.

(a) Schedule 3.19 contains a true, correct and complete list as of the date hereof of all liability insurance policies held by the Company or any of its Subsidiaries for the benefit of the Company or any of its Subsidiaries, the Owned Real Property or any personal property owned by the Company or any of its Subsidiaries (specifying the insurer, amount of coverage, type of insurance, policy number, expiration date and any material pending claims thereunder).

(b) With respect to each policy of insurance listed on Schedule 3.19: (i) all premiums due with respect thereto have been, in all material respects, paid prior to the date hereof and are not subject to adjustment other than as a result of normal policy year audits, and neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any such policy, and, to the Knowledge of the Company, no insurer under any such policy has threatened to cancel or unilaterally reduce or limit the stated coverages contained in such policy; (ii) neither the Company nor any of its Subsidiaries has received any written notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or that the premium on such policy shall be materially increased on the renewal thereof; and (iii) none of the Company or any of its Subsidiaries or any other applicable policyholder has received any refusal, denial or dispute of coverage or any notice of cancellation, termination or nonrenewal.

3.20 Certain Relationships and Payments.

(a) Except as set forth in Schedule 3.20(a), and except for agreements related to employment, severance or indemnification obligations between any member of the Company Group and such Company Group member’s current or former directors, managers, officers or employees, to the Knowledge of the Company, no equityholder who owns five percent (5%) or more of the capital stock of the Company or any Affiliate of such five percent (5%) equityholder or of Casper or NSH Wyoming (a) owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property which the Company or any of its Subsidiaries is using or the use of which is material to the business of the Company Group, or (b) has received any loan, advance or investment from the Company or any of its Subsidiaries, that has not been repaid in full prior to the date hereof.

(b) Schedule 3.20(b) sets forth a list of all Contracts (including any Leases) which involve remuneration between the Company or any Subsidiary of the Company and any physician, family member of a physician, or an entity in which, to the Knowledge of the Company, a physician or family member of a physician has an ownership or investment interest (collectively, “Physician Contracts”) as in effect as of the date hereof. Except as set forth on Schedule 3.20(b), since January 1, 2014, neither the Company nor any of its Subsidiaries has made any payments to any physician, family member of a physician, or an entity in which, to the Knowledge of the Company, a physician or family member of a physician has an ownership or investment interest outside of the Physician Contracts or other than pursuant to an exception to the Stark Law not requiring a written agreement.

3.21 Brokers. Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company and shall be included in Seller Expenses (to the extent unpaid as of the Adjustment Time), no broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

3.22 Interim Restructuring. Except with respect to the Sub-Advisory Agreement, upon the consummation of the Interim Restructuring, no member of the Company Group shall have any Liability to or in respect of Casper or NSH Wyoming.

3.23 Disclaimer of Other Representations and Warranties.

(a) NONE OF THE COMPANY, ANY SECURITYHOLDER, THE SELLERS’ REPRESENTATIVE, ANY AFFILIATE THEREOF, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES MADE SOLELY BY THE COMPANY EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES HERETO). THE COMPANY, THE SECURITYHOLDERS AND THE SELLERS’ REPRESENTATIVE EXPRESSLY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY MATTER WHATSOEVER.

(b) Without limiting the generality of the foregoing, none of the Company, the Sellers’ Representative, any Securityholder nor any Affiliate thereof, nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company Group made available to Purchaser and Merger Sub, including due diligence materials, or in any presentation of the business of the Company Group by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any confidential information memorandum or similar materials made available by the Company, the Sellers’ Representative, the Securityholders or their Affiliates, or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Purchaser or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby (in each case, except to the extent covered by any of the representations or warranties contained in this ARTICLE 3).

(c) Except for the representations and warranties contained in this ARTICLE 3 (as modified by the Schedules hereto) that are being made solely by the Company, each of the Company, each Securityholder, the Sellers’ Representative and any Affiliate thereof, hereby disclaims all Liability and responsibility for any representation, warranty, covenant, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser by any Representative of any Securityholder, the Company or any of their Affiliates).

(d) Sections 3.23(a), (b) and (c) shall not apply to the representations and warranties of the Stockholders or the Option Holders set forth in the Written Consent, any Letter of Transmittal or any Option Surrender Letter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

AND MERGER SUB

Except as disclosed in the Purchaser Disclosure Schedule, which Purchaser Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE 4 (and the disclosure in any such numbered and lettered section therein shall qualify the corresponding subsection in this ARTICLE 4 and any other section hereof where it is reasonably apparent that the disclosure applies to such other section), Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization; Corporate Power. Each of Purchaser and Merger Sub is a corporation validly existing under the laws of the State of Delaware and is in good standing in such state. Each of Purchaser and Merger Sub has all requisite corporate power and authority to own, lease, operate or otherwise hold its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

4.2 Qualification. Each of Purchaser and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction where the nature of its business makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3 Authority; No Conflict; Consents.

(a) The execution and delivery by each of Purchaser and Merger Sub of this Agreement and the other Transaction Documents to which it is a party and the performance by each of Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized pursuant to and in accordance with Applicable Law and the Organizational Documents governing each of Purchaser and Merger Sub and no other proceedings on the part of either Purchaser and Merger Sub are necessary to authorize such execution, delivery and performance.

(b) This Agreement and the other Transaction Documents to which each of Purchaser and Merger Sub is a party have been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitute valid and binding obligations of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with their terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

(c) The execution and delivery by each of Purchaser and Merger Sub of this Agreement and each other Transaction Document to which it is a party and the performance by each of Purchaser and Merger Sub of the transactions contemplated hereby and thereby does not conflict with, result in a violation or breach of, or constitute a default under, in each case, with or without the giving of notice or lapse of time or both, (i) any term of the Organizational Documents of each of Purchaser and Merger Sub, (ii) any material Contract or permit to which either Purchaser or Merger Sub is a party or (iii) any Applicable Law to which either Purchaser or Merger Sub are subject, and except with respect to clauses (ii) and (iii) above, for such conflicts, violations, breaches or defaults that would not have, individually or in the aggregate, a material adverse effect on either Purchaser or Merger Sub.

(d) No consent, approval, permit, Order or authorization of, registration, declaration or filing with any Governmental Body, any third party or any counter-party to any material Contract to which Purchaser or Merger Sub is a party, is required in connection with the execution, delivery and performance by each of Purchaser and Merger Sub of this Agreement or the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of the State of Delaware pursuant to the DGCL, and (ii) compliance with and filings under any applicable Antitrust Laws, including under the HSR Act, and the rules and regulations promulgated thereunder and its foreign equivalents in each foreign jurisdiction where Purchaser and Merger Sub are subject to such compliance and filings.

(e) None of Purchaser or any of its Affiliates has ever (i) been denied the right to invest in, own, operate or obtain a license with respect to a hospital or other healthcare facility or (ii) withdrawn an application to invest in, own, operate or obtain a license with respect to a hospital or other healthcare facility. None of Purchaser or any of its Affiliates is aware of any facts or circumstances that would reasonably be expected to result in any Governmental Body objecting to the transactions contemplated hereby, denying or materially delaying its approval of the transactions contemplated hereby (if such Governmental Body’s approval is required), or subjecting such approval to any material conditions precedent that are different from those conditions precedent generally imposed by such Governmental Body in transactions substantially similar to the transactions contemplated by this Agreement.

4.4 Financing. Purchaser has delivered to the Company true, complete and correct copies of (a) executed commitment letters (as the same may be amended or replaced in accordance with Section 7.5, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (b) an executed Equity Financing Commitment from the Equity Financing Source to (x) Investor and (y) Company, as an express third party beneficiary thereof, pursuant to which the Equity Financing Source has committed to purchase equity securities of Investor in the amount set forth therein, subject to the terms and conditions thereof (the “Equity Financing Commitment,” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Equity Financing Source has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). As of the date hereof, the Equity Financing Commitment is in full force and effect and is a legal, valid and binding obligation of the Equity Financing Source, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. As of the date hereof, the Debt Financing Commitments are in full force and effect and are the legal, valid and binding obligations of Purchaser and any Affiliates of Purchaser party thereto (and, to Purchaser’s knowledge, the Debt Financing Sources) and enforceable against Purchaser and any Affiliates of Purchaser (and, to Purchaser’s knowledge, the Debt Financing Sources) in accordance with their terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. As of the date hereof, none of the Financing Commitments has been amended or modified and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect nor to Purchaser’s knowledge, will be amended, modified, withdrawn, rescinded or modified, except as consistent with Section 7.5(a). Assuming the accuracy of the Company’s representations and warranties set forth in ARTICLE 3, the satisfaction of the conditions precedent to Purchaser’s obligation to effect the Closing hereunder, the solvency of the Company and its Subsidiaries and the completion of the Marketing Period, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or Merger Sub and to the knowledge of Purchaser, any other party thereto, under any Financing Commitment and neither Purchaser nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it (and, to the knowledge of Purchaser, any other party thereto) in any of the Financing Commitments on or prior to the Closing Date (other than to the extent the issuance of debt securities may replace any bridge facilities included in the Debt Financing). There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitments. There are no side letters or other Contracts (except for customary fee letters and engagement letters, true and complete copies of which have been provided to the Company, except that financial and economic terms not affecting conditionality may be redacted) related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as set forth in or contemplated by the Debt Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, will be sufficient to pay (i) the full amount of any payments required to be paid by Purchaser pursuant to ARTICLE 2 and (ii) all of Purchaser’s fees, costs and expenses relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. Each of Purchaser and Merger Sub has fully paid any and all commitment fees, if any, or other fees required by the Equity Financing Commitment and the Debt Financing Commitments that are due and payable on or prior to the date hereof. Each of Purchaser and Merger Sub is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Equity Financing Commitment or the Debt Financing Commitments inaccurate or that would reasonably be expected to cause the Equity Financing Commitment or the Debt Financing Commitments to be ineffective. The obligations of Purchaser and Merger Sub under this Agreement are not contingent on the availability of financing for, or related to, the transactions contemplated by this Agreement, subject to completion of the Marketing Period and the satisfaction of the applicable conditions set forth in Section 8.1 and Section 8.2. The Company is a third party beneficiary of the Equity Financing Commitment. The execution, delivery and performance by the Equity Financing Source of the Equity Financing Commitment has been duly and validly authorized by all necessary limited partnership, corporate or other similar action.

4.5 Ownership and Operations of Merger Sub. Purchaser owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of entering into this Agreement and consummating the transactions hereby and has not engaged in any activities or business, and has incurred no Liabilities or obligations whatsoever, in each case, other than in connection with the transactions contemplated hereby.

4.6 Solvency. Neither Purchaser nor Merger Sub is entering into this Agreement or the Debt Financing Commitments with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement and the Debt Financing Commitments, including the Debt Financing and the making of the payments contemplated by Sections 2.6 and 2.12, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Merger as set forth herein, the accuracy of the representations and warranties of the Company Group set forth herein and the performance by the Company of its obligations hereunder in all material respects, following the Closing the Company and each of its Subsidiaries will be Solvent.

4.7 Brokers. None of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated by this Agreement.

4.8 Litigation.

(a) As of the date hereof, there is no Legal Action pending or, to the knowledge of Purchaser, threatened against Purchaser or Merger Sub seeking to enjoin, challenge or prevent the transactions contemplated hereby. There is no Legal Action pending or, to knowledge of Purchaser, threatened against Purchaser or Merger Sub or involving any of their properties or assets that would have a Purchaser Material Adverse Effect.

(b) Neither Purchaser nor Merger Sub is (i) in default under or in breach of any Order or (ii) a party or subject to any Order, except, in each case, where such default or breach, or such Order, would have a Purchaser Material Adverse Effect.

4.9 Investigation and Agreement by Purchaser; No Other Representations or Warranties.

(a) Each of Purchaser and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company Group which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company Group.

(b) Each of Purchaser and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the other members of the Company Group and their respective business and operations, and that it has been provided with access to such information about the Company Group and their business and operations as it has requested.

(c) Except for the specific representations and warranties expressly made by the Company in ARTICLE 3 and the Company Disclosure Schedules, each of Purchaser and Merger Sub acknowledges and agrees that:

(i) no member of the Company Group nor any other Person is making or has made any representation or warranty, express or implied, at Applicable Law or in equity, in respect of the Company Group or any of the Company Group’s businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Company Group, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company Group furnished to Purchaser, Merger Sub or their respective Representatives or made available to Purchaser, Merger Sub or their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and

(ii) no Representative of the Company Group has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

(d) Each of Purchaser and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations, warranties or agreements that may have been made by any Person, and acknowledges and agrees that the Company Group has specifically disclaimed and does hereby specifically disclaim any such other representation, warranty or agreement made by any Person. Each of Purchaser and Merger Sub expressly acknowledge that they have not relied upon any item described in Section 3.23(b) or Section 3.23(c).

(e) Each of Purchaser and Merger Sub specifically disclaims any obligation or duty by the Company Group to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in ARTICLE 3.

(f) Sections 4.9(a) through (e) shall not apply with respect to the representations and warranties of the Stockholders or the Option Holders set forth in the Written Consent, any Letter of Transmittal or any Option Surrender Letter.

ARTICLE 5

COVENANTS OF THE COMPANY

5.1 Conduct of Business.

(a) Except as otherwise expressly contemplated herein or as set forth on Schedule 5.1(a), from the date hereof through the Closing, the Company shall, and shall cause each other member of the Company Group to, carry on its business in all material respects in the ordinary course of business and consistent with past practice.

(b) From and after the date hereof through the Closing, except as may be first approved in writing by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned) or as is otherwise specifically contemplated or required by this Agreement or by Applicable Laws, or as set forth on Schedule 5.1(b), the Company shall not, and shall cause each other member of the Company Group not to:

(i) adopt any amendment or modification to its Organizational Documents;

(ii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization, or reorganization;

(iii) engage in any business other than the business conducted as of the date hereof and activities in furtherance thereof;

(iv) declare or pay any dividend or other distribution, payable in stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock; provided, that (A) the Company and its Subsidiaries shall be permitted to declare dividends or other distributions in cash so long as they are paid at least three (3) Business Days prior to the Adjustment Time and (B) the Company’s Subsidiaries may declare or pay any dividend or distribution at any time to the extent required pursuant to their Organizational Documents;

(v) (A) issue, sell, purchase, redeem, retire or grant registration rights with respect to any shares of its capital stock or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its capital stock or other securities other than (i) the issuance, delivery or sale of, any securities to the Company or any other Company Subsidiary, (ii) the issuance of shares of Common Stock upon the exercise of any Company Options or (iii) the issuance or redemption of any securities of any Company Subsidiary in the ordinary course of business to or from any physician, physician group, hospital or hospital system that holds or subscribes to an equity interest in any Joint Venture with a value, on an individual basis, of less than $250,000, in each case in accordance with Applicable Law and the Organizational Documents of such Joint Venture, or (B) enter into any Contract with respect to the issuance, sale, purchase or redemption of any shares of its capital stock or other securities (other than, in the case of each of the foregoing clauses (A) and (B), by the Company (x) in connection with the acceleration of vesting of Company Options in accordance with its terms, or (y) with respect to repurchases of shares of Common Stock from Stockholders under the Shareholder’s Agreement);

(vi) reclassify, split, combine or subdivide, directly or indirectly, any of its securities;

(vii) (A) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries (other than (x) the payment of bonuses or increases in compensation and bonuses, in each case, in the ordinary course of business and consistent with past practice (including annual increases in the ordinary course of business) or (y) as required by Applicable Law or the terms of a Benefit Plan), (B) adopt, amend or terminate any Benefit Plan (other than as required by Applicable Law), (C) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Benefit Plan (other than the acceleration and vesting of Company Options), (D) make or forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries, (E) grant to any employee or other service provider any new right to or increase in severance or termination payment, or (F) enter into or adopt any collective bargaining agreement or other Contract with any labor organization;

(viii) incur any Indebtedness (other than borrowings under the Credit Facilities in the ordinary course of business) or mortgage, pledge or subject to any Lien any of its properties or assets, except for Permitted Liens; provided, that a Joint Venture may incur Indebtedness in the ordinary course of business consistent with past practice;

(ix) make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate, in each case, other than capital expenditures that are (i) fully paid prior to the Closing or (ii) made in the ordinary course of business;

(x) fail to maintain and keep in full force and effect all material existing insurance policies for the benefit of the Company Group, other than such policies that expire by their terms (in which event the Company shall use reasonable efforts to renew or replace such policies) or changes to such policies made in the ordinary course of business;

(xi) settle, or consent to the settlement of, any material Legal Action that would result in the payment by the Company or its Subsidiaries of more than $500,000 individually or would result in the imposition of any injunctive relief against the Company or any of its Subsidiaries;

(xii) acquire, sell, lease, license, transfer, assign, abandon, permit to lapse, fail to maintain, or otherwise dispose of any properties or assets outside the ordinary course of business and consistent with past practice, except for properties or assets (but not shares of capital stock) with an aggregate value equal to or less than $1,000,000;

(xiii) except as required by GAAP, make any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(xiv) except as required by Applicable Law or GAAP, make or change any material Tax election, change an annual Tax accounting period, adopt or change any accounting method (including any Tax accounting method), amend any material Tax Return, enter into any closing agreement in respect of Taxes or Tax sharing agreement, extend the statute of limitations period applicable to any Tax claim, settle any claim or assessment for a material amount of Taxes, or surrender any right to claim a refund of a material amount of Taxes;

(xv) other than in the ordinary course of business and consistent with past practice, amend, modify or terminate any Material Contract;

(xvi) adjust any of the Intercompany Account Balances or incur any new Intercompany Account Balance, in each case, other than in the ordinary course, consistent with past practice; or

(xvii) authorize or enter into any Contract to do any of the foregoing.

5.2 Access to Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, subject in all respects to the terms of, and the restrictions contained in, the Confidentiality Agreement: (i) afford to the Representatives of Purchaser, reasonable access during normal business hours to the properties, books and records of the Company upon reasonable advance notice and under reasonable circumstances; (ii) furnish Purchaser and its Representatives with copies of all such Contracts, books and records and other existing documents and data as Purchaser or its Representatives may reasonably request; and (iii) make available during normal business hours to Purchaser or its Representatives upon reasonable advance notice and under reasonable circumstances the appropriate individuals (including senior-level Company management, attorneys and accountants) for discussion of the Company’s business, properties, prospects and personnel as Purchaser may reasonably request, it being understood and agreed that information received pursuant to the foregoing clauses (i) through (iii) may be shared by Purchaser and its Representatives with the Debt Financing Sources and/or actual or prospective providers of any portion of the Debt Financing in connection with the Debt Financing; provided, however, that nothing in this Section 5.2 or otherwise shall require the Company to furnish to Purchaser or its Representatives any materials prepared by the Company’s financial, accounting, or legal Representatives or which is subject to an attorney/client or an attorney work product privilege or which may not be disclosed pursuant to Applicable Law, a protective order or confidentiality agreement. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Sellers’ Representative, which may not be unreasonably withheld, Purchaser shall have no right to perform invasive or subsurface investigations of the properties or Facilities of any member of the Company Group.

5.3 Payoff Letters. The Company shall use commercially reasonable efforts to cause the agent for the lenders or other counterparties with respect to the Company Indebtedness to prepare and deliver to the Company, or the Company shall prepare and deliver, one or more customary “payoff letters” or similar documents (collectively, the “Payoff Letters”), which include a release of all related Liens, prior to the Closing Date, specifying the aggregate amount of the Company Group’s obligation (including principal, interest, fees, expenses and other amounts payable under the Company Indebtedness) that will be outstanding as of the Closing under the Company Indebtedness.

5.4 Exclusive Dealing. From and after the date hereof through the Closing, none of the Company Group or any of their respective Affiliates or Representatives shall take any action to encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with or provide any information to, any Person (other than Purchaser, its Affiliates and their respective Representatives) concerning any purchase, transfer or other disposition of the Company’s Shares to such Person, any merger or other business combination involving the Company, any sale of all or a material portion of the assets of the Company or any similar transaction involving the Company (other than assets sold in compliance with Section 5.1).

5.5 Section 280G Approval. Prior to the Closing, to the extent applicable, the Company shall (i) seek and use commercially reasonable efforts to obtain waivers from each Person who has a right to any payments or benefits as a result of or in connection with the transactions contemplated herein that could reasonably be expected to constitute “excess parachute payments” (within the meaning of Section 280G of the Code (hereafter, “Section 280G”)) (the “Waived 280G Benefits”), and (ii) solicit the approval of the Stockholders in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits; provided, that prior to taking any action pursuant to this Section 5.5, the Company shall provide drafts of all individual waivers, equityholder disclosures and equityholder consents to Purchaser for its review and approval (which shall not be unreasonably withheld or delayed).

5.6 Written Consent. The Company shall deliver to Purchaser, no later than twenty-four (24) hours following the execution of this Agreement, the Written Consent.

5.7 Interim Restructuring.

(a) The Company shall cause the Interim Restructuring to be consummated at or prior to the Closing. The Company shall afford Purchaser a reasonable opportunity to review and comment upon the documents related to the Interim Restructuring and shall consider in good faith Purchaser’s comments thereto.

(b) At or prior to Closing, (i) NSH and NSH Wyoming shall enter into the Sub-Advisory Agreement effective upon the consummation of the Interim Restructuring and (ii) the Sellers’ Representative (on behalf of the Securityholders) shall execute a release releasing the Company Group from any Liabilities related to or arising from Casper or NSH Wyoming (except for any Liabilities related to the Sub-Advisory Agreement) effective upon the consummation of the Interim Restructuring.

5.8 Intercompany Account Balances. Prior to or at the Closing, the Company shall deliver or cause to be delivered to Purchaser a true, correct and complete list of the Intercompany Account Balances as of the close of business on the Business Day immediately prior to the Closing Date.

ARTICLE 6

COVENANTS OF PURCHASER

6.1 Access to Information; Preservation of Records. From and after the Closing, Purchaser and the Surviving Corporation shall afford (and shall cause their respective Subsidiaries to afford) the Sellers’ Representative and its Representatives reasonable access, at the Sellers’ Representative’s sole cost and expense, during normal business hours, to the books and records of Purchaser and the Company Group (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and shall cause their Representatives to furnish all information reasonably requested by the Sellers’ Representative, or its Representatives, in each case, solely in connection with (i) any audit or other investigation by a Tax authority or any required returns responses to inquiries, reports or submissions to Governmental Bodies with respect to the ownership or operations of the Company Group prior to the Effective Time, (ii) any matters relating to insurance coverage, third-party Legal Actions pertaining to the ownership or operations of the Company Group prior to the Effective Time; provided, however, that nothing in this Section 6.1 shall require Purchaser or the Surviving Corporation to furnish to the Sellers’ Representative or its Representatives any materials (x) prepared by the Surviving Corporation’s financial or legal advisors which is subject to an attorney/client privilege or an attorney work product privilege or which may not be disclosed pursuant to Applicable Law or (y) in connection with any Legal Action in which the Purchaser and the Surviving Corporation are adverse to the Sellers’ Representative or the Securityholders. For a period of six (6) years following the Closing, or such longer period as may be required by Applicable Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy or dispose of any such books and records.

6.2 Indemnification of Directors and Officers.

(a) From and after the Closing Date, Purchaser and Merger Sub shall cause each member of the Company Group to honor and fulfill in all respects the obligations of such member of the Company Group under any and all indemnification agreements between any member of the Company Group and any of their respective current and former directors, officers or employees of any member of the Company Group (collectively, the “Indemnitees”). Purchaser and Merger Sub shall, from the Effective Time until the sixth (6th) anniversary of the Closing Date, cause the certificates of incorporation and bylaws (and other similar Organizational Documents) of the Company Group to contain provisions with respect to indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar Organizational Documents) of the Company Group as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner that would violate the obligations set forth in this Section 6.2(a), except as required by Applicable Law.

(b) Purchaser hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company and the Subsidiaries, including certain of the Securityholders and their Affiliates (collectively, the “Indemnitors”). Purchaser hereby agrees (i) that Purchaser and the Company are the indemnitors of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of the Indemnitors are secondary), (ii) Purchaser and the Company shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Company’s or its Subsidiaries’ respective Organizational Documents (or any other agreement between the Company or any of the Subsidiaries and any such Indemnitee), without regard to any rights the Indemnitee may have against the Indemnitors, and (iii) Purchaser and the Company irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Purchaser and the Company further agrees that no advancement or payment by an Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Company shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company. Purchaser and the Indemnitees agree that the Indemnitors are express third party beneficiaries of the terms of this Section 6.2(b).

(c) On or immediately prior to the Closing Date, Purchaser shall cause to be purchased a six (6) year tail insurance policy with respect to officers’ and directors’ liability insurance and ERISA fiduciary duty insurance (the “D&O Tail Insurance”) covering the Persons who are presently covered by the officers’ and directors’ liability and ERISA fiduciary duty insurance policies of the Company Group (copies of which have heretofore been delivered to Purchaser), with respect to actions and omissions occurring prior to the Closing, on terms which are at least as favorable as the terms of such insurance in effect for the Company Group on the date hereof and from an insurer or insurers having claims paying ratings no lower than the Company Group’s current insurer; provided, that in no event shall Purchaser and its Subsidiaries be obligated to pay an amount for such D&O Tail Insurance in excess of 275% of the annual premiums paid as of the date of this Agreement by the Company and its Subsidiaries for such insurance.

(d) The obligations of Purchaser under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.2 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2)

6.3 Employee Matters.

(a) For a period of twelve (12) months following the Closing Date (the “Protected Period”), Purchaser shall provide, or shall cause to be provided, to each Continuing Employee, (i) the same or greater annual base salary or base wages and the same or greater annual cash bonus opportunity as in effect immediately prior to the Closing Date, and (ii) employee benefits (excluding (i) equity-based and other long-term incentive compensation, (ii) defined benefit pension, supplemental retirement or retiree medical or life insurance benefits, and (iii) any retention, change of control, transaction or other special or one-time bonuses) that are no less favorable in the aggregate to those in effect immediately prior to the Closing Date. Without limiting the foregoing, Purchaser shall maintain in effect during the Protected Period, without amendment or modification, each Benefit Plan that provides for severance benefits.

(b) For purposes of eligibility and vesting (but not benefit accruals) under the employee benefit plans of Purchaser providing benefits to Continuing Employees (the “Purchaser Plans”), Purchaser shall credit each Continuing Employee with his or her years of services with the Company, its Subsidiaries and any predecessor entities to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Benefit Plan; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.

(c) Purchaser shall, or shall cause the Company Group to, (i) use commercially reasonable efforts to waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee and his or her covered dependents under any Purchaser Plans providing welfare benefits following the Closing, to the extent waived or previously satisfied by such Continuing Employee and his or her covered dependents under the relevant Benefit Plan, and (ii) use commercially reasonable efforts to provide each Continuing Employee and his or her covered dependents with credit for any co-payments and deductibles paid during the plan year prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such Purchaser Plans.

(d) The provisions of this Section 6.3 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.3 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Purchaser to terminate the employment of any Continuing Employee at any time and for any reason, (ii) except as otherwise expressly provided in this Agreement, require Purchaser to continue any Benefit Plans or other employee benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Closing Date or (iii) constitute, establish or amend any Benefit Plans, Purchaser Plans or other employee benefit plans or arrangements.

6.4 Contact with Suppliers, Clinical Providers and Non-NSH Parties. Notwithstanding anything to the contrary contained in this Agreement (including Section 5.2), from the date of this Agreement until the Closing Date, Purchaser and Merger Sub shall not, without the prior written consent of the Company (which consent will not be unreasonably withheld), have any contact or discussions concerning the Company or any of its Subsidiaries or their respective businesses, assets or Liabilities, with any Securityholders, Non-NSH Parties, directors, officers, employees, physicians, medical professionals and other clinical providers, suppliers, customers, labor unions, regulators, landlords, lessors, bank or creditors (or other lenders) of the Company or any of its Subsidiaries or the Facilities.

6.5 Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.6 R&W Insurance Policy. For the avoidance of doubt, (a) if Purchaser does not obtain any R&W Insurance Policy as of the date hereof, the Company will cooperate with Purchaser to obtain such R&W Insurance Policy at or prior to the Closing, and (b) if Purchaser does not obtain any R&W Insurance Policy at or prior to the Closing, Purchaser’s only recourse for breaches of the representations and warranties set forth in ARTICLE 3 (other than with respect to breaches of Fundamental Representations or in the event of Fraud) shall be, and shall not exceed, the Indemnity Escrow Amount, subject to and in accordance with Section 10.4.

ARTICLE 7

OTHER COVENANTS AND AGREEMENTS

7.1 Efforts to Consummate. Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the date hereof, including satisfying the conditions precedent set forth in ARTICLE 8 within the control of such party, defending against any Legal Actions, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Body that is not yet final and nonappealable vacated or reversed, and executing any additional instruments reasonably requested by another party hereto (without cost or expense to the executing party) necessary to carry out the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

7.2 Regulatory Matters and Approvals.

(a) Each of Purchaser and the Company will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of, any Governmental Body which are necessary to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the parties shall, no later than ten (10) Business Days after the date hereof, prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the transactions contemplated hereby and the transactions contemplated by the Bain Investment and, to the extent applicable, seek to obtain early termination of the waiting period thereunder. Each of the parties shall file as soon as practicable and advisable any supplemental or additional information which may reasonably be requested by the FTC and the DOJ in connection with such filings and shall comply in all material respects with all Applicable Laws relating thereto. Purchaser shall be responsible for the payment of all HSR filing fees payable to a Governmental Body.

(b) Without limiting the generality of the foregoing: (i) Purchaser shall and, shall cause its Subsidiaries and Affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended (collectively “Antitrust Laws”), that may be required by any Governmental Body, so as to enable the parties to cause the Closing to occur as soon as practicable and in any event prior to the End Date, including (A) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of Purchaser or the Company or their respective Subsidiaries (or, in the case of Purchaser, its Affiliates), or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Purchaser or the Company or their respective Subsidiaries (or, in the case of Purchaser, its Affiliates)) to the extent legally permissible, and if the offer is accepted, taking or committing to take such action; (B) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Purchaser or the Company or their respective Subsidiaries or Affiliates; (C) creating any relationships, ventures, contractual rights, obligations or other arrangements of Purchaser or the Company or their respective Subsidiaries or Affiliates; and (D) entering or offering to enter into agreements and stipulating to the entry of an order or decree or filing appropriate applications with any Governmental Body in connection with any of the actions contemplated by the foregoing clauses (A) through (C) (provided that neither the Sellers’ Representative nor the Company shall be obligated to take any such action unless the taking of such action is conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or other Antitrust Laws, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Merger, the other transactions contemplated hereby or the transactions contemplated by the Bain Investment, or to avoid the commencement of any Legal Action that seeks to prohibit the Merger, any other transaction contemplated by this Agreement or any transaction contemplated by the Bain Investment; and (ii) if any objections are asserted with respect to the Merger, the other transactions contemplated hereby or the transactions contemplated by the Bain Investment under the HSR Act or other Antitrust Laws or if any Legal Action, whether judicial or administrative, is instituted by any Governmental Body challenging the Merger, any of the other transactions contemplated hereby or any of the transactions contemplated by the Bain Investment as violative of the HSR Act or other Antitrust Laws, each of the parties hereto shall cooperate with one another and Purchaser shall use its commercially reasonable efforts to: (x) oppose or defend against any such Legal Action to prevent or enjoin consummation of the Merger, the other transactions contemplated hereby and the transactions contemplated by the Bain Investment and/or (y) take such action as necessary to overturn any such action by any Governmental Body to block consummation of the Merger, any of the other transactions contemplated hereby and any of the transactions contemplated by the Bain Investment, including by defending any such Legal Action brought by any Governmental Body in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Merger, the other transactions contemplated hereby or the transactions contemplated by the Bain Investment, or in order to resolve any such objections or challenge as such Governmental Body may have to such transactions under such Antitrust Laws so as to permit consummation of the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Bain Investment. Except as may be prohibited by any Governmental Body or by any Applicable Law, Purchaser, on the one hand, and the Company on the other, will reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Action under or relating to the HSR Act or other Antitrust Laws. In addition, except as may be prohibited by any Governmental Body or by any Applicable Law, in connection with any Legal Action under or relating to the HSR Act or other Antitrust Laws, each of Purchaser, on the one hand, and the Company, on the other, will permit outside counsel of the other party to be present at each meeting or conference relating to any such Legal Action and to be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Action.

(c) The parties shall promptly notify the other parties of any correspondence or contact with the DOJ or the FTC and except as may be prohibited by any Governmental Body or by any Applicable Law, or as necessary to preserve any applicable legal privilege, shall furnish to the other parties (if necessary or advisable, on an outside counsel basis) all such information in its possession as may be necessary for the completion of any required reports or notifications. Neither Purchaser nor the Company shall agree to participate in any meeting with any Governmental Body in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Body and Applicable Law, gives the other party the opportunity to attend and participate at such meeting.

7.3 Public Announcements. Between the date of this Agreement and the Closing Date, except to the extent required by Applicable Laws, none of the parties hereto shall, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other parties hereto. In the event any such public announcement, release or disclosure is required by Applicable Laws, Purchaser and the Company will, to the extent consultation would not, in the reasonable opinion of the disclosing party’s counsel, cause such party to violate any Applicable Law or order of any court or other Governmental Body, consult prior to the making thereof and use their reasonable best efforts to agree upon a mutually satisfactory text.

7.4 Resignations. The Company shall use commercially reasonable efforts to obtain and deliver to Purchaser at the Closing evidence reasonably satisfactory to Purchaser of the resignation, effective as of the Effective Time, of all directors of the Company designated by Purchaser in writing to the Company not less than five (5) Business Days prior to the Closing.

7.5 Financing.

(a) Each of Purchaser and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Financing Commitments on or prior to the Closing Date. Such actions shall include: (i) to maintain in full force and effect the Debt Financing Commitments in the form provided to the Company on or prior to the date hereof, (ii) subject to the modifications permitted hereunder, to satisfy, on a timely basis all of the conditions precedent and covenants to the Debt Financing in the control of Purchaser and Merger Sub that are to be satisfied by Purchaser and Merger Sub, (iii) to negotiate, execute and deliver definitive documents, including one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Purchaser (“Debt Financing Documents”) that reflect the terms contained in the Debt Financing Commitments (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Financing Commitments or any related fee letter), in each case which terms shall not in any respect expand on the conditions to the funding of the Debt Financing at Closing or reduce the aggregate amount of the Debt Financing available to be funded on the Closing Date (unless the Equity Financing is increased by a corresponding amount (or Purchaser or Merger Sub may draw upon an available revolving credit facility to fund an amount equal to such reduction)) and (iv) assuming all conditions contained in such Debt Financing Commitments have been satisfied, to enforce its rights under the Debt Financing Commitments and the Debt Financing Documents in order to consummate the Financing at or prior to Closing. Each of Purchaser and Merger Sub shall use reasonable best efforts, assuming all conditions contained in the Equity Financing Commitment have been satisfied, to obtain the Equity Financing contemplated by the Equity Financing Commitment upon satisfaction or waiver of the conditions to the Closing set forth in Section 8.1 and Section 8.2. Each of Purchaser and Merger Sub shall not permit or consent to, without the prior consent of the Company, (w) any amendment, supplement or modification to be made to the Equity Financing Commitment (other than to increase the amount of Equity Financing), (x) any amendment, supplement or modification to be made to the Debt Financing Commitments (without the prior written consent of the Company) if such amendment, supplement or modification would (A) expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (B) reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, or (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date hereof) (unless any such reduction is matched with an equal increase of the Equity Financing under the Equity Financing Commitment (or Purchaser or Merger Sub may draw upon an available revolving credit facility to fund an amount equal to such reduction)) to an amount such that the Financing is insufficient to consummate the Closing (collectively, the “Restricted Commitment Amendments”); provided, that subject to the limitations set forth in this Section 7.5, each of Purchaser and Merger Sub may amend, restate, amend and restate, or otherwise modify the Debt Financing Commitments (1) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof, (2) to implement any “flex” provisions applicable thereto and (3) amend or agree to other amendments or waivers, (y) any waiver of any remedy against the Financing Sources under the Equity Financing Commitment or Debt Financing Commitments (other than a condition to funding in favor of the lenders thereunder), or (z) early termination of the Equity Financing Commitment or Debt Financing Commitments prior to the termination of this Agreement, in each case of the foregoing, in a manner that could reasonably be expected to materially impair or prevent the consummation of the Closing. For purposes of this Agreement, references to the “Debt Financing Commitments” shall include such document(s) as permitted or required by this Section 7.5 to be amended, modified or waived, in each case from and after such amendment, modification or waiver. Each of Purchaser and Merger Sub acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent upon receipt of the Financing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of Financing or any alternative financing, subject only to completion of the Marketing Period and the satisfaction of the applicable conditions set forth in Section 8.1 and Section 8.2. Upon the written request of the Company, each of Purchaser and Merger Sub shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Debt Financing (subject to any applicable restrictions in the Debt Financing and to the extent such disclosure would not result in a breach of any third party confidentiality obligations or attorney-client privilege).

(b) Each of Purchaser and Merger Sub shall promptly notify the Company in writing (i) of any material breach or default by Purchaser (or, to Purchaser’s knowledge, the Debt Financing Sources) of the Debt Financing Commitments, (ii) of the receipt by Purchaser or Merger Sub or any of their respective Affiliates or Representatives of any written notice from the Debt Financing Sources, any lender or any other Person with respect to any actual breach, default or termination of the Debt Financing Commitments or any Debt Financing Document or any material portion of the Financing contemplated pursuant to the Debt Financing Commitments or Debt Financing Documents that could reasonably be expected to materially impair or prevent the consummation of the Debt Financing contemplated by the Debt Financing Commitments at Closing, (iii) if for any reason Purchaser or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitments or the Debt Financing Documents (other than to the extent the issuance of debt securities may replace any bridge facilities included in the Debt Financing) that could reasonably be expected to materially impair or prevent the consummation of the Debt Financing contemplated by the Debt Financing Commitments at Closing and (iv) of the termination or expiration of the Debt Financing Commitments or Debt Financing Documents prior to the termination of this Agreement. As soon as reasonably practicable after the Company delivers to Purchaser a written request, each of Purchaser and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in this Section 7.5(b).

(c) In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Financing Commitments (other than, in the case of any bridge facilities included in the Financing, as may occur due to the issuance of other debt securities), each of Purchaser and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange for and obtain as promptly as practicable following the occurrence of any such event, alternative debt financing (the “Alternative Financing”), including from alternative sources on terms and conditions that are not less favorable to Purchaser (including the “flex” conditions) than those set forth in the Debt Financing Commitments and in an amount sufficient to consummate the transactions contemplated hereby and perform all of its obligations hereunder, it being understood and agreed that if Purchaser and Merger Sub proceed with any Alternative Financing, each of Purchaser and Merger Sub shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. In the event that Alternative Financing is obtained, each of Purchaser and Merger Sub shall promptly provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitments”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Debt Financing Commitments” shall include the “Alternative Financing Commitments” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Financing.

(d) From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, cause the respective officers, employees and advisors, including legal and accounting, of the Company Group to use reasonable best efforts to, provide to Purchaser and Merger Sub, at the sole expense of Purchaser and Merger Sub, such reasonable cooperation in connection with the arrangement of the Debt Financing (solely for purposes of this Section 7.5(d), the term “Debt Financing” shall be deemed to include any financing to be issued or incurred in lieu of any bridge facilities contemplated by the Debt Financing or pursuant to any “flex” or “securities demand” applicable to the Debt Financing) as may be reasonably requested by Purchaser and Merger Sub, including using reasonable best efforts to: (i) upon reasonable notice, have appropriate officers or members of the management team (with appropriate seniority and expertise) participate in a reasonable number of meetings and presentations with prospective lenders and investors and rating agencies, including lender and investor presentations, rating agency sessions and sessions with actual or prospective lenders or investors or other actual or prospective lenders or investors, due diligence sessions, road shows and drafting sessions, including direct contact between senior management and the other representatives of the Company and its Subsidiaries, on the one hand, and the actual or prospective lenders or investors and other actual or prospective lenders or investors, on the other hand (ii) assist with the preparation of materials for bank information memoranda (including a bank information memorandum that does not include material non-public information), rating agency presentations, offering memoranda, prospectuses and other similar documents reasonably required and customarily used in connection with transactions similar to the Debt Financing, (iii) furnish Purchaser and Merger Sub and their financing sources (including the Financing Sources) reasonably promptly with (1) the financial statements of the Company and its Subsidiaries identified in clauses (c), (d) and (e) of Exhibit D of the Debt Financing Commitments and clauses (a), (b) and (c) of Exhibit E of the Debt Financing Commitments or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder and (2) such other financial and other pertinent information (including projections) regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser or Merger Sub and that is customarily needed for financings of the type contemplated by the Debt Financing Commitments (including the information contemplated by clause (e) of Exhibit D of the Debt Financing Commitments and clause (c) of Exhibit E of the Debt Financing Commitments or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder, but in the case of the foregoing clauses (1) and (2) only to the extent (A) applicable to the Company and its Subsidiaries in their capacity as a significant subsidiary of Purchaser and (B) reasonably requested and customarily included in offering memoranda for debt securities issued pursuant to Rule 144A), and identifying any portion of the information that constitutes material, non-public information; provided that, in no event, shall the Required Information be deemed to include or shall the Company otherwise be required to provide (x) pro forma financial statements or pro forma adjustments related to the Debt Financing or (y) accountants’ comfort letters, (iv) assistance in the preparation and negotiation and execute and deliver as of the Closing any Debt Financing Documents (including any schedules and exhibits thereto) as may be reasonably requested by Purchaser, Merger Sub or any Debt Financing Source including, certificates and a solvency certificate (which shall be executed by the chief financial officer of the Company in the form required by the Debt Financing Commitments and using reasonable best efforts to provide supporting information and data in connection therewith; provided that, such solvency certificate shall be executed and delivered by either (1) Merger Sub (including by any then current officer of the Company and/or its Subsidiaries who is appointed an officer of Merger Sub) or (2) the Company as of or following the Closing), (v) facilitate the pledging of collateral in connection with the Debt Financing, including executing and delivering as of Closing any pledge and security documents or other definitive financing documents, and documents as may be reasonably requested by Purchaser, including obtaining customary releases of existing Liens (to the extent required in the Debt Financing Commitments); provided, that any obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Closing and become effective no earlier than immediately following the Closing, (vi) obtain customary authorization letters a with respect to the bank information memoranda from a senior officer of the Company and consents of accountants for use of their reports in any materials relating to the Debt Financing, (vii) reasonably cooperating with the marketing efforts of Purchaser and Merger Sub for any portion of the Debt Financing, (viii) obtain and deliver executed Payoff Letters reasonably satisfactory to Purchaser and the Debt Financing Sources, (ix) cause the taking of corporate and other actions by the Company Group reasonably necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Purchaser as of the Closing, it being understood that no such corporate or other action will take effect prior to the Closing, (x) taking all reasonable actions necessary to (A) permit the Debt Financing Sources to evaluate the Company Group’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (xi) cooperate in satisfying the conditions precedent set forth in the Debt Financing Commitments or any definitive document relating to the Debt Financing to the extent satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries, (xii) ensure that the Debt Financing Sources benefit materially from existing lending relationships of the Company and its Subsidiaries, (xiii) obtain accountants’ comfort letters and consent letters and insurance certificates and endorsements at the expense of and as reasonably requested by Purchaser on behalf of the Debt Financing Sources, in the case of insurance certificates and endorsements, to the extent required to be delivered at Closing and (xiv) at least two (2) Business Days prior to the Closing Date, provide all documentation and other information about the Company as is reasonably requested by the Debt Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act; provided that, the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 7.5(d) that: (A) unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries; or (B) (other than in the case of authorization letters contemplated by clause (vi)) requires the Company, its Subsidiaries or their respective officers, managers or employees (other than those directors, officers, managers or employees that shall continue in the same or similar capacity after Closing) to execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing and the directors and managers of the Company Group (other than those directors and managers that shall continue in the same or similar capacity after Closing) shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which are effective prior to the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing contemplated by the Debt Financing Commitments; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, none of the Company, its Subsidiaries, the Securityholders and their respective officers, directors, employees, accountants, legal counsel and other Representatives shall be required to take any action that would subject such Person to bear any costs, fees or expenses that will not be reimbursed in accordance with the immediately following sentence or to pay any commitment or other similar fee or make any other payment, or incur any other Liability (other than in the case of authorization letters contemplated by clause (d)(vi)), or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 7.5 and any information utilized in connection therewith, in each case, with respect to the Company Group, that is not conditioned on, or is effective prior to, the Closing. Each of Purchaser and Merger Sub shall (i) promptly upon request by the Company reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company Group in connection with such cooperation (including those of their accountants, consultants, legal counsel, agents and other Representatives) and (ii) indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith; in each case, other than to the extent such costs, expenses, Liabilities or other items arise from (i) historical information furnished in writing by or on behalf of the Company and its Subsidiaries, including financial statements or (ii) occurred as a result of the gross negligence, willful misconduct or breach of this Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 7.5, represent the sole obligation of the Company, its Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of the Debt Financing.

7.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

7.7 Notices of Certain Events. Each of the Company and Purchaser shall promptly notify the other of:

(a) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement;

(b) any Legal Action commenced or, to the knowledge of the parties, threatened against any party in connection with this Agreement and the transactions contemplated hereunder; and

(c) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to give rise to a right of termination set forth in Section 9.1(c) or Section 9.1(d), as the case may be;

provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

7.8 Tax Matters.

(a) All federal, state, local, foreign and other transfer, sales, use or similar Taxes applicable to, imposed upon or arising out of the transactions contemplated by the Transaction Documents (“Transfer Taxes”) shall be borne by the Securityholders and constitute Seller Expenses. Purchaser shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and the parties hereto shall (and shall cause their Affiliates to) reasonably cooperate with respect to such Tax Returns and other documentation.

(b) Filing of Tax Returns; Payment of Taxes.

(i) Following the Closing, the Company shall prepare and file or cause to be prepared and filed all Tax Returns that are required to be filed by or with respect to the Company Group for all Pre-Closing Tax Periods that are due after the Closing Date (taking into account any applicable extensions). Such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Applicable Law. The Company shall furnish a complete copy of such Tax Returns to Sellers’ Representative for review and approval (not to be unreasonably withheld or delayed) not later than thirty (30) days before the due date for filing such Tax Returns (including extensions thereof).

(ii) For purposes of determining the amount of any Tax relating to a Straddle Period that is allocable to a Pre-Closing Tax Period: (i) in the case of property Taxes, the amount attributable to the Pre-Closing Tax Period shall equal the amount of such Taxes for the entire Straddle Period multiplied by a faction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, the amount attributable to the Pre-Closing Tax Period shall be determined as though the relevant taxable period terminated at the close of business on the Closing Date.

(c) Tax Contests.

(i) If a written notice of deficiency, audit, examination, Legal Action, or other administrative or court proceeding or dispute with respect to Taxes of the Company Group is received by Purchaser, any member of the Company Group or any of their respective Affiliates for which Sellers’ Representative would be expected to be liable pursuant to Section 10.2 (a “Tax Claim”), Purchaser shall give Sellers’ Representative prompt written notice of such Tax Claim. The failure to give such prompt written notice shall not release, waive or otherwise affect Sellers’ Representative’s obligations with respect thereto except to the extent that Sellers’ Representative is actually and materially prejudiced as a result of such failure.

(ii) Sellers’ Representative shall have the right to assume control of any Tax Claim, relating solely to a Pre-Closing Tax Period if within fifteen (15) days of receiving notice of the Tax Claim Sellers’ Representative notifies Purchaser of its intent to take control of such Tax Claim, provided that (A) Purchaser shall have the right to participate in such Tax Claim along with counsel of its choice, (B) Sellers’ Representative shall keep Purchaser reasonably informed and consult with Purchaser with respect to any issue relating to such Tax Claim, (C) Sellers’ Representative shall provide Purchaser copies of all correspondence, notices and other written material received from any Governmental Body with respect to such Tax Claim, (D) Sellers’ Representative shall provide Purchaser with a copy of, and an opportunity to review and comment on, all material submissions made to a Governmental Body in connection with such Tax Claim, and (E) Sellers’ Representative shall not agree to a settlement or compromise thereof without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall have the right to represent the interests of the Company Group in any Tax Claim with respect to which Seller Representative does not elect to control, and any Tax Claim that does not relate solely to a Pre-Closing Tax Period; provided that (V) Sellers’ Representative shall have the right to participate in such Tax Claim along with counsel of its choice, (W) Purchaser shall keep Sellers’ Representative reasonably informed and consult with Sellers’ Representative with respect to any issue relating to such Tax Claim, (X) Purchaser shall provide Sellers’ Representative copies of all correspondence, notices and other written material received from any Governmental Body with respect to such Tax Claim, (Y) Purchaser shall provide Sellers’ Representative with a copy of, and an opportunity to review and comment on, all material submissions made to a Governmental Body in connection with such Tax Claim, and (Z) neither Purchaser nor the Company Group shall agree to a settlement or compromise thereof without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld or delayed. Each Party will bear its own costs incurred in participating in any proceeding relating to any Tax Claim.

(d) If any member of the Company Group or any of their respective Affiliates receives any refund of Taxes of any member of the Company Group paid for any Pre-Closing Tax Period or the portion of any Straddle Period allocable to the Pre-Closing Tax Period (as determined in accordance with the principles of Section 7.8(b)(ii)) (in each case, whether in the form of cash received from the applicable Governmental Body or a direct offset of Taxes otherwise payable) other than any such Tax refund or Tax credit, or portion thereof, (i) taken into account in the computation of Working Capital, or (ii) arising from the carryback of losses, credits or other Tax attributes from a Post-Closing Tax Period, then, in any such case, the Company shall promptly, and in any event within ten (10) Business Days of receipt thereof, pay, or cause to be paid, to the Sellers’ Representative (as agent for, on behalf of, and for payment to, the Securityholders), the amount of such Tax refund (net of any Tax and other costs) and the Sellers’ Representative shall pay each Securityholder such Securityholder’s Pro Rata Portion of such payment; provided, that amounts to be paid to Option Holders pursuant to the foregoing shall be retained by the Company and be promptly paid through the Company’s payroll system to each Option Holder, less any required withholding Taxes. Any payments so made to the Securityholders pursuant to this Section 7.8(d) shall be treated as an increase to each Securityholders’ Per Share Merger Consideration. Where permitted by Applicable Law, the Company Group shall, and shall cause each of its Affiliates, to request a cash refund (rather than a credit in lieu of refund) if such refund would be payable to the Sellers’ Representative pursuant to this Section 7.8(d). The Company shall file IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) and any analogous state and local forms (if applicable) within thirty (30) days of the Closing Date. Additionally, with respect to any net operating loss of the Company Group relating to the Company’s 2016 tax year and any taxable period ending on the Closing Date, the Company shall (x) cause such net operating loss to be carried back to the preceding taxable years of the Company Group (to the extent permitted by Applicable Law) in a manner consistent with the requirements set forth on Schedule 7.8(d), (y) file IRS Form 1139 (Corporation Application for Tentative Refund) and any analogous state and local forms (if applicable) to claim a refund with respect to the carryback of such net operating loss within six (6) months of the Closing Date, and (z) not waive or cause to be waived the carryback period for such net operating loss. The Company shall pay, or cause to be paid, any refund amount received (net of Tax and other costs) pursuant to the foregoing in accordance with the refund payment provisions set forth in this Section 7.8(d). The Company shall provide any Tax Return or IRS Form required to be prepared and filed pursuant to Section 7.8(d) to the Sellers’ Representative for review and approval (not to be unreasonably withheld or delayed) not later than fifteen (15) days before the due date for filing any such Tax Return or IRS Form.

(e) The parties hereto agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes as is reasonably requested by any other party.

(f) Unless required by Applicable Law, following the Closing, neither the Company Group nor any of their respective Affiliates shall (i) amend, re-file or otherwise modify any Tax Return relating in whole or in part to any member Company Group with respect to all or any portion of a Pre-Closing Tax Period, (ii) make or change any Tax election or accounting method with respect to, or that has a retroactive effect on, any Pre-Closing Tax Period or (iii) enter into any voluntary disclosure agreement with any Governmental Body with respect to any Taxes for any Pre-Closing Tax Period, in each case, if such action could give rise to a claim for indemnification under this Agreement without Sellers’ Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) All Tax sharing or similar agreements with respect to the Company and any Person in which the Company owns an equity interest, other than any such agreements (i) between or among the Company and any of its Subsidiaries as of the Closing or (ii) made pursuant to commercial contracts entered into in the ordinary course of business that do not primarily relate to Taxes, shall be terminated prior to the Closing, and, after the Closing, neither the Company nor any Person in which the Company owns a direct or indirect equity interest shall be bound thereby or have any Liability thereunder.

(h) The parties hereto acknowledge and agree that for purposes of reporting any U.S. federal, state or local tax consequences arising in connection with the transactions contemplated by this Agreement, the fair market value of the Wyoming Stock shall be reported as an amount to be agreed by the parties following the date hereof.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligations. The respective obligations of the parties hereto to effect the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived (to the extent permitted by Applicable Law), in whole or in part, by Purchaser and the Company:

(a) The Company shall have obtained the Written Consent.

(b) The waiting periods applicable to the transactions contemplated hereby and the transactions contemplated by the Bain Investment, in each case together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(c) The Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware.

(d) No Order (whether permanent, preliminary or temporary) shall be in effect by a Governmental Body of competent jurisdiction that restrains, enjoins or otherwise prevents the consummation of the Merger.

(e) The parties shall have obtained the governmental and regulatory consents and third party approvals and made the filings (if any) set forth on Schedule 8.1(e).

8.2 Conditions to Obligation of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived, in whole or in part, by Purchaser to the extent permitted by Applicable Law:

(a) Representations and Warranties. Each of the (i) Fundamental Representations (other than the representations and warranties in Sections 3.4(a), (b) and (c)) shall be true and correct in all material respects, in each case, at and as of the Closing Date (other than such Fundamental Representations (other than the representations and warranties in Sections 3.4(a), (b) and (c)) that are specifically made as of an earlier date, which shall be so true and correct as of such date), (ii) representations and warranties in Sections 3.4(a), (b) and (c) shall be true and correct in all respects, except for inaccuracies that are de minimis, at and as of the Closing Date as if made at and as of such time (other than such representations and warranties that are specifically made as of an earlier date, which shall be so true and correct as of such date), and (iii) remaining representations and warranties of the Company set forth in ARTICLE 3 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein (other than in Section 3.8(a)), in each case, at and as of the Closing Date (other than such representations and warranties that are specifically made as of an earlier date, which shall be so true and correct as of such date (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein)), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Covenants and Obligations. The Company shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. There shall not have been a Material Adverse Effect since the date hereof.

(d) Payoff Letters. Purchaser shall have received the Payoff Letters with respect to each of the Credit Facilities, in each case at least two (2) Business Days prior to Closing and in a form reasonably satisfactory to Purchaser.

(e) Interim Restructuring. The Interim Restructuring shall have been consummated in accordance with the step plan set forth on Exhibit E.

(f) Regulatory Consents. The governmental and regulatory consents and approvals, and the filings (if any), in each case set forth on Schedule 8.2(f), shall have been obtained or made, as applicable, in connection with the Bain Investment.

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby, including the Merger, is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by the Company to the extent permitted by Applicable Law:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub set forth in ARTICLE 4 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Purchaser Material Adverse Effect” or words of similar import set forth therein), in each case, at and as of the Closing Date (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date (without giving effect to any qualifications or limitations as to “materiality”, “Purchaser Material Adverse Effect” or words of similar import set forth therein)), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Performance of Covenants and Obligations of Purchaser and Merger Sub. Each of Purchaser and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

8.4 Frustration of Closing Conditions. None of the Company, Purchaser or Merger Sub may rely on the failure of any condition set forth in this ARTICLE 8 if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Securityholders):

(a) by mutual written agreement of the Company and Purchaser;

(b) by either the Company or Purchaser, if:

(i) the Merger has not been consummated on or before November 9, 2017 (the “End Date”); or

(ii) any Governmental Body shall have enacted, issued or promulgated any Applicable Law, or shall have issued or granted any Order, in each case, that restrains, enjoins or otherwise prevents the consummation of the Merger and such enjoinment shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used all reasonable best efforts as may be required by Section 7.1 or Section 7.2 to prevent, oppose and remove such Order.

(c) by Purchaser, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 8.2 not to be satisfied, and (B) if such breach or failure is curable, such breach or failure is not cured by the Company by the earlier of (x) the End Date or (y) thirty (30) calendar days following receipt by the Company of written notice of such breach or failure, provided, that at the time of the delivery of such written notice, neither Purchaser nor Merger Sub shall be in material breach of its obligations under this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.2;

(d) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser or Merger Sub set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 8.3 not to be satisfied, and (B) if such breach or failure is curable, such breach or failure is not cured by the earlier of (x) the End Date or (y) thirty (30) calendar days following receipt by Purchaser of written notice of such breach or failure, provided, that at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.3; or

(ii) the Marketing Period has ended and the conditions to Closing set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those to be satisfied at Closing) and the Purchaser fails to consummate the transactions contemplated hereby on the date the Closing should have occurred pursuant to Section 2.2; or

(e) by Purchaser, at any time after twenty-four (24) hours following the execution of this Agreement and prior to receiving a copy of the Written Consent (it being understood that Purchaser cannot terminate this Agreement pursuant to this subsection if it receives a copy of the Written Consent within twenty-four (24) hours following the execution of this Agreement).

For the avoidance of doubt, nothing herein shall permit Purchaser to terminate this Agreement pursuant to this Section 9.1 for any reason relating to the Sequoia Matter.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party, including a description in reasonable detail of the reasons for such termination, in accordance with Section 11.7, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and there shall be no Liability on the part of any party hereto except (a) the obligations provided for in this Section 9.2 and Section 7.3 (Public Announcements) and ARTICLE 11 (General Provisions) (other than Section 11.13 (Specific Enforcement)) hereof shall survive any such termination of this Agreement; provided, that the term of the Confidentiality Agreement shall not be affected by the termination of this Agreement, shall survive any such termination and be automatically extended until such date that is two (2) years following the date of termination of this Agreement, and (b) subject to the remainder of this Section 9.2, nothing herein shall relieve any party from Liability for any willful breach of this Agreement prior to such termination. In the event of the termination of this Agreement by (i) the Company pursuant to Section 9.1(d), (ii) Purchaser pursuant to Section 9.1(b) at a time when the Company could have terminated this Agreement pursuant to Section 9.1(d) or (iii) the Company or Purchaser pursuant to Section 9.1(b)(i) at a time when all the conditions to Closing set forth in ARTICLE 8 have been satisfied or waived (other than Section 8.2(f) and those conditions to be satisfied at Closing, all of which would be satisfied if the Closing were to occur as of such date of termination), Purchaser shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds an amount equal to $45,600,000 (the “Termination Fee”) (it being understood that in no event shall Purchaser be required to pay the Termination Fee on more than one occasion). Notwithstanding anything to the contrary contained herein, in the event that Purchaser is obligated to pay the Termination Fee, and without limiting the last sentence of this Section 9.2, the actual receipt by the Company of the Termination Fee shall be deemed to be liquidated damages and, without limiting the rights of the Company pursuant to Section 11.13, the sole and exclusive remedy of the Company and any other Person against (A) Purchaser, the Equity Financing Source and any of their respective Affiliates, and any of their respective shareholders, members, general or limited partners, directors, officers, employees, controlling Persons, agents and representatives, and any successors or assigns of any of the foregoing (the “Purchaser Related Parties”), and (B) any Debt Financing Source and any Debt Financing Source Affiliate (the Debt Financing Sources and Debt Financing Source Affiliates, together with the Purchaser Related Parties, the “Related Parties” and each a “Related Party”), and no Related Party shall have any other Liability or obligation (including for consequential, special, multiple, punitive or exemplary damages including damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated by this Agreement) for any or all losses suffered or incurred by the Company, its Subsidiaries, the Sellers’ Representative and any of their respective Affiliates, or any of their respective former, current or future Representatives, shareholders, members, general or limited partners, or equityholders (including the Securityholders), or any successors or assigns of any of the foregoing (collectively, the “Company Related Parties”) or any other Person in connection with this Agreement (and the termination hereof), the Merger (and the abandonment thereof), the Debt Financing, the Equity Financing or any matter forming the basis for such termination, and none of the Company Related Parties nor any other Person shall be entitled to bring or maintain any other Legal Action against Purchaser or any other Related Party arising out of this Agreement, the Merger, the Debt Financing, the Equity Financing or any matters forming the basis for such termination, and the Company agrees to use commercially reasonable efforts to cause any such Legal Action by the Company against Purchaser or any Related Party to be dismissed with prejudice promptly, and in any event within five (5) Business Days after receipt of the Termination Fee. Each of the parties hereto acknowledges and agrees that in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement by (i) the Company pursuant to Section 9.1(d), (ii) Purchaser pursuant to Section 9.1(b) at a time when the Company could have terminated this Agreement pursuant to Section 9.1(d) or (iii) the Company or Purchaser pursuant to Section 9.1(b)(i) at a time when all the conditions to Closing set forth in ARTICLE 8 have been satisfied or waived (other than Section 8.2(f) and those conditions to be satisfied at Closing, all of which would be satisfied if the Closing were to occur as of such date of termination), the right to the Termination Fee constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty). Purchaser acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Purchaser fails to promptly pay the amounts due pursuant to this Section 9.2 and, in order to obtain such payment, the Company commences a Legal Action that results in a judgment against Purchaser for the Termination Fee or portion thereof or any other damages, Purchaser shall pay to the Company its costs and expenses thereof (including attorneys’ fees) in connection with such Legal Action, together with interest on the amount of the Termination Fee or portion thereof ordered to be paid by a court at the prime rate published in the Wall Street Journal, Eastern Edition, on the date such payment was required to be made through the date of the payment. Notwithstanding anything to contrary in this ARTICLE 9, for the avoidance of doubt, Purchaser and its Affiliates shall have recourse against the Debt Financing Sources pursuant to the terms of the Debt Financing Commitments. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or otherwise, while the Company may pursue both a grant of specific performance and the payment of the Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Termination Fee.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1 Survival. The representations, warranties, covenants and other agreements, in each case, contained in this Agreement, or in any instrument or certificate delivered pursuant hereto, shall survive the Closing and shall terminate and expire on the one (1) year anniversary of the Closing Date; provided, however, that (i) the Fundamental Representations shall survive the Closing until the earlier of (x) the expiration of the applicable statute of limitations and (y) the six (6) year anniversary of the Closing Date, (ii) any covenant contained in this Agreement that, by its terms, provides for performance on or prior to the Closing shall terminate and expire upon the Closing, and (iii) any covenant contained in this Agreement that, by its terms, provides for performance following the Closing shall survive until such covenant is performed in accordance with its terms; provided, further, that notwithstanding any survival period of any representation, warranty, covenant or agreement set forth in this Section 10.1, claims for indemnification under this ARTICLE 10 as to which the Indemnifying Party has received valid notice in accordance with this ARTICLE 10 prior to the expiration of the applicable survival period shall survive until resolved by either the agreement of the parties or the final non-appealable judgment of a court of competent jurisdiction. For the avoidance of doubt, the foregoing survival periods shall not apply to Losses arising under the representations and warranties of any Stockholder contained in the Written Consent or any Letter of Transmittal.

10.2 Indemnification By Securityholders. Subject to the other terms and conditions of this ARTICLE 10, after and subject to the occurrence of the Closing, the Common Stockholders and the Option Holders (the “Indemnifying Securityholders”), severally and not jointly (in accordance with their Pro Rata Portion), shall indemnify and defend each of Purchaser and its Affiliates (including the Company) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (which, in the case of Section 10.2(f) shall include all Sequoia Losses) incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon or arising from:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein were deleted therefrom);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to Closing pursuant to this Agreement;

(c) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of the Per Share Merger Consideration (with respect to dissenting Common Stock) or the Liquidation Value (with respect to dissenting Preferred Stock);

(d) any Taxes with respect to any Pre-Closing Tax Period for which the Company or any of its Subsidiaries is liable;

(e) any Taxes (i) attributable to any restructuring or reorganization undertaken prior to the Closing (including, for the avoidance of doubt, the Interim Restructuring), (ii) for which the Company or any of its Subsidiaries is liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign Applicable Law) by reason of such entity being included in a consolidated or affiliated group at any time prior to the Closing, and (iii) that are withholding Taxes imposed with respect to payments made pursuant to the Transaction Documents that were not withheld pursuant to Section 2.16; and

(f) the Sequoia Matter.

Purchaser and, after the Closing, the Surviving Corporation, acknowledges and agrees that the Indemnifying Securityholders shall not have any Liability under any provision of this Agreement to the extent that the applicable Loss relates to action taken by or on behalf of any Purchaser Indemnitee after the Closing.

10.3 Indemnification by Purchaser and Surviving Corporation. Subject to the other terms and conditions of this ARTICLE 10, after and subject to the occurrence of the Closing, Purchaser and the Surviving Corporation shall jointly and severally indemnify and defend each of the Securityholders and each of their respective Affiliates and Representatives (but for the avoidance of doubt, shall not include the Surviving Corporation and its applicable Affiliates and Representatives) (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon or arising from:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser or Merger Sub pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein were deleted therefrom); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or Merger Sub, or, after the Closing Date, by the Surviving Corporation, pursuant to this Agreement.

10.4 Certain Limitations. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) The Indemnifying Securityholders shall not be liable to the Purchaser Indemnitees with respect to any claim for indemnification under Section 10.2(a) (i) until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) exceeds $7,600,000 (the “Deductible”), in which event the Indemnifying Securityholders shall be required to pay or be liable for all such Losses in excess of the Deductible and (ii) unless such claim is for Losses in an amount in excess of $50,000; provided, however, that the foregoing limitations shall not apply (x) to Losses based upon or arising from any inaccuracy in or breach of the Fundamental Representations or (y) in the event of Fraud. The aggregate amount of all Losses for which the Indemnifying Securityholders shall be liable pursuant to Section 10.2(a)-(e) shall not exceed the Indemnity Escrow Amount; provided, that with respect to Losses based upon or arising from any inaccuracy in or breach of the Fundamental Representations, the maximum aggregate Liability of the Indemnifying Securityholders shall not exceed the cash portion of the Base Merger Consideration and shall include only those Losses not covered under any R&W Insurance Policy. The aggregate amount of all Losses for which the Indemnifying Securityholders shall be liable pursuant to Section 10.2(f) shall not exceed the Sequoia Matter Escrow Amount. For the avoidance of doubt, the limitations set forth in this Section 10.4 shall not apply to Losses arising under the representations and warranties of any Stockholder contained in the Written Consent or any Letter of Transmittal or any Option Holder in any Option Surrender Letter.

(b) Purchaser and the Surviving Corporation shall not be liable to the Stockholder Indemnitees for indemnification under Section 10.3(a) (i) until the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) exceeds the Deductible, in which event Purchaser shall only be required to pay or be liable for all such Losses in excess of the Deductible and (ii) unless such claim is for Losses in an amount in excess of $50,000; provided, however, that the foregoing limitations shall not apply to Losses based upon or arising from any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.3(a), Section 4.3(b), Section 4.5 and Section 4.7 or in the event of Fraud. The aggregate amount of all Losses for which Purchaser and the Surviving Corporation shall be liable pursuant to Section 10.3 shall not exceed the Indemnity Escrow Amount.

(c) In calculating the amounts payable to any Indemnified Party pursuant to Section 10.2 or Section 10.3, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made, and shall be computed net of any reduction in such Indemnified Party’s income Tax liability actually realized (or to be realized) as a decrease in cash Taxes payable by the Indemnified Party (or any Affiliate thereof) in any taxable period ending prior to or that includes the date of such indemnification payment, calculated on a with and without basis, and (ii) any amounts recovered by the Indemnified Party under insurance policies (including, without limitation, any R&W Insurance Policy) or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) or otherwise with respect to such Losses. The Purchaser Indemnitees shall use their best efforts to pursue any available insurance policies or collateral sources, and in the event the Purchaser Indemnitees receive any recovery, the amount of such recovery shall be applied first, to refund any payments made by the Indemnifying Parties in respect of indemnification claims pursuant to this ARTICLE 10 which would not have been so paid had such recovery been obtained prior to such payment, and second, any excess to the Purchaser Indemnitees.

(d) The Indemnifying Securityholders’ obligation to indemnify the Purchaser Indemnitees for Losses pursuant to Sections 10.2(a)-10.2(e) shall, and with respect to Section 10.2(a), after the Deductible has been fully utilized, be satisfied solely and exclusively from the then remaining the Indemnity Escrow Fund, and in no event shall the Purchaser Indemnitees be entitled to recover more than the amount of funds available in the Indemnity Escrow Account pursuant to Sections 10.2(a)-10.2(e) in the aggregate. Notwithstanding anything to the contrary contained in this Agreement, in respect of any and all claims for indemnification resulting from the Sequoia Matter, (i) the Purchaser Indemnitees may recover solely from the Sequoia Matter Escrow Account, and in no event shall a Purchaser Indemnitee be entitled to recover any amounts directly from any Indemnifying Securityholder, and (ii) under no circumstances will the Purchaser Indemnitees be entitled to recover, individually or in the aggregate, any amounts in excess of the balance of the Sequoia Matter Escrow Account.

(e) Purchaser acknowledges and agrees that it is entitled to seek indemnification for the same Loss only once under this ARTICLE 10 even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement; and

(f) In no event shall a Purchaser Indemnitee be entitled to indemnification pursuant to this ARTICLE 10 with respect to a specific Loss to the extent such Loss is (i) clearly and separately reserved for on the face of the Latest Balance Sheet (it being understood and agreed, however, that the Purchaser Indemnitees shall receive indemnification for any Losses in excess of such specific reserve, subject to the other limitations set forth herein) or (ii) is included in the calculation of the Final Merger Consideration, as finally determined in accordance with Section 2.12 including any such Loss that is related to any reserve or other similar item included in such calculation.

(g) Notwithstanding anything herein to the contrary, the Indemnifying Securityholders shall not be liable for any Taxes with respect to any Post-Closing Tax Period for which the Company or any of its Subsidiaries is liable.

Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the Indemnity Escrow Fund or the Sequoia Matter Escrow Fund is reduced to zero, the Purchaser Indemnitees shall have no further rights to indemnification under Sections 10.2(a)-10.2(e) or Section 10.2(f), respectively.

10.5 Indemnification Procedures. The party making a claim under this ARTICLE 10 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE 10 is referred to as the “Indemnifying Party”. For purposes of this ARTICLE 10, (i) if Purchaser (or any other Purchaser Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Sellers’ Representative, and (ii) if Purchaser comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Sellers’ Representative. Any payment received by Sellers’ Representative as the Indemnified Party shall be distributed to the Securityholders in accordance with this Agreement.

(a) Third Party Claims. Subject to Section 10.5(d), if any Indemnified Party (A) receives notice of the assertion or commencement of any Legal Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement or (B) becomes aware of a Third Party Claim which such Indemnified Party reasonably believes may result in any Losses (without giving effect to the limitations in Section 10.4), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The delay or failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such delay or failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to defend against, negotiate, settle (subject to Section 10.5(b)) or otherwise deal with any Third Party Claim (other than any Third Party Claim relating to the Sequoia Matter) at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense, negotiation or settlement. Subject to Section 10.5(d), the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to defend against, negotiate, settle (subject to Section 10.5(b)) or otherwise deal with any Third Party Claim, the Indemnified Party may defend against, negotiate, settle (subject to Section 10.5(b)) or otherwise deal with such Third Party Claim using counsel reasonably acceptable to the Indemnifying Party. The Indemnifying Party and the Indemnified Party shall cooperate with each other and their respective counsel in all reasonable respects in connection with the defense, negotiation or settlement of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding anything herein to the contrary, any Third Party Claim relating to Taxes shall be governed exclusively by Section 7.8.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment with respect thereto without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement, compromise, or judgment contains a release of the Indemnified Party from all Liability in respect of such Third Party Claim; provided, that if a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of this ARTICLE 10, pay the amount called for by such settlement offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate Liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim. Notwithstanding any other provision of this Agreement, if the Indemnified Party has assumed the defense of any Third Party Claim pursuant to Section 10.5(a), it shall not settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment with respect thereto without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Subject to Section 10.5(d), any Legal Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The delay or failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such delay or failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

(d) Sequoia Matter Claims. Notwithstanding anything herein to the contrary, Sellers’ Representative shall assume control of any Legal Action (including with respect to any Third Party Claim) relating to the Sequoia Matter after the Closing until the Sequoia Escrow Release Date; provided, that the attorneys’ fees and other costs and expenses of Sellers’ Representative shall be paid from the Sequoia Matter Escrow Account and reduce the amount of the Sequoia Matter Escrow Amount. Sellers’ Representative and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Legal Action relating to the Sequoia Matter, including making available records relating to such Legal Action and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to Sellers’ Representative, management employees of the Purchaser as may be reasonably necessary for the preparation of the defense of such Legal Action.

10.6 Mitigation. Each of the Indemnified Parties agrees to take all commercially reasonable actions to mitigate its respective indemnified Losses upon the occurrence of any event or condition that would reasonably be expected to result in Losses that are indemnifiable hereunder. The parties shall cooperate with each other with respect to resolving any claim or Liability underlying any Loss with respect to which one party is obligated to indemnify any Person hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability

10.7 Release of Escrow Funds.

(a) Release of Indemnity Escrow Fund. In accordance with the terms set forth in the Escrow Agreement, the Indemnity Escrow Fund shall be held by the Escrow Agent until the one (1) year anniversary of the Closing Date (the “Indemnity Escrow Release Date”). Within five (5) Business Days following the Indemnity Escrow Release Date, Purchaser and Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent directing it to release to Sellers’ Representative (on behalf of the Securityholders) from the Indemnity Escrow Fund an amount equal to the then-remaining balance of the Indemnity Escrow Amount less a reserve equal to the amount of any then pending or disputed Losses for which any Purchaser Indemnitee claims in good faith to be entitled to indemnification, which reserve shall be held and maintained by the Escrow Agent in accordance with the Escrow Agreement.

(b) Release of Sequoia Matter Escrow Fund. In accordance with the terms set forth in the Escrow Agreement, the Sequoia Matter Escrow Fund shall be held by the Escrow Agent until the earlier of (x) notice to the Escrow Agent that the Sequoia Matter has been finally resolved by (A) a binding settlement agreement or (B) final non-appealable order of a court of competent jurisdiction and (y) delivery of a joint written instruction to the Escrow Agent by the Purchaser and Sellers’ Representative to release the then-remaining balance of the Sequoia Matter Escrow Amount from the Sequoia Matter Escrow Fund in accordance with the following sentence (the “Sequoia Escrow Release Date”). Within five (5) Business Days following the Sequoia Escrow Release Date, the Purchaser and Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent directing it to release to Sellers’ Representative (on behalf of the Securityholders) from the Sequoia Matter Escrow Fund an amount equal to the then-remaining balance of the Sequoia Matter Escrow Amount less a reserve equal to the amount of any then pending or disputed Sequoia Losses for which any Purchaser Indemnitee claims in good faith to be entitled to indemnification, which reserve shall be held and maintained by the Escrow Agent in accordance with the Escrow Agreement.

10.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Base Merger Consideration for Tax purposes, unless otherwise required by Applicable Law.

10.9 Exclusive Remedies. If the Closing occurs, subject to Section 11.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE 10. Nothing in this Section 10.9 shall limit (i) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct or (ii) Purchaser’s right to seek any remedy with respect to any breach of representations and warranties of any Stockholder contained in the Written Consent or any Letter of transmittal or any Option Holder in any Option Surrender Letter. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN IN THE CASE OF FRAUD, THE SOLE AND EXCLUSIVE REMEDY OF THE PURCHASER INDEMNITEES FOR ANY CLAIM RELATED TO, ARISING UNDER OR IN CONNECTION WITH A BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT SHALL BE AGAINST THE INDEMNITY ESCROW AMOUNT, THE SEQUOIA MATTER ESCROW AMOUNT OR ANY R&W INSURANCE POLICY, AS APPLICABLE.

10.10 Remedies Not Affected by Investigation or Knowledge. If the Closing occurs, Purchaser expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant of the Company contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of Purchaser or any of its Representatives in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. In furtherance of the foregoing, (i) the Company and the Sellers’ Representative agree that knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant of the Company herein, (ii) the Company and the Sellers’ Representative shall not in any Legal Action concerning a breach or alleged breach of any representation, warranty or covenant of the Company herein, or any indemnity thereof, seek information concerning knowledge or reliance of Purchaser or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any Legal Action regarding the knowledge or lack of reliance of Purchaser or any of its Representatives on or with respect to any such representations, warranties or covenants.

ARTICLE 11

GENERAL PROVISIONS

11.1 Company Disclosure Schedules. If and to the extent any information required to be furnished in any Section of the Company Disclosure Schedule is contained in this Agreement or in any other Section of the Company Disclosure Schedule, such information shall be deemed to be included in all Sections of the Company Disclosure Schedule in which the information would otherwise be required to be included to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Section. Disclosure of any fact or item in any Section of the Company Disclosure Schedule shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect, or that such item or fact will in fact exceed any applicable threshold limitation set forth in this Agreement and shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any Intellectual Property rights) or any Applicable Law of any Governmental Body, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants contained in this Agreement, and do not, except as expressly set forth in the representations and warranties which they qualify, constitute representations and warranties as to the matters described therein. The Company shall not be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Schedule which otherwise is not required to be disclosed by this Agreement.

11.2 The Sellers’ Representative.

(a) The Sellers’ Representative is hereby appointed, authorized and empowered to act as a Representative by and for the benefit of the Securityholders, as the exclusive agent and attorney in fact to act on behalf of each Securityholder in connection with, and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i) to execute and deliver this Agreement and the Escrow Agreement (with such modifications or changes therein as to which the Sellers’ Representative, in its sole discretion, shall have consented) on behalf of the Securityholders and to agree to such amendments or modifications thereto as the Sellers’ Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable, including any amendments or modifications to this Agreement;

(iii) to collect and receive all moneys and other proceeds and property payable to the Securityholders from the Escrow Account as described herein or otherwise payable to the Securityholders pursuant to this Agreement, including the funds in the Escrow Account and any portion of or earnings accrued thereon which may be distributable to the Securityholders, in accordance with the Escrow Agreement, and, subject to any applicable withholding retention laws, to disburse and pay the same to each Securityholder in accordance with the terms of this Agreement;

(iv) as the Sellers’ Representative, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or the transactions provided for herein, and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Securityholders, including asserting or pursuing any claim against Purchaser or the Company, defending any Third Party Claims or claims by Purchaser, consenting to, compromising or settling any such claims, conducting negotiations with Purchaser or the

Company and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any Legal Action, (B) investigate, defend, contest or litigate any claim or Legal Action initiated by Purchaser or the Company or any other Person, or by any Governmental Body against the Sellers’ Representative, any or all of the Securityholders, the Adjustment Escrow Amount or the Sellers’ Representative Expense Amount and receive process on behalf of any or all of the Securityholders in any such claim or Legal Action and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to any such claim or Legal Action, (C) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary, and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Legal Action (it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions);

(v) to refrain from enforcing any right of the Securityholders or any of them or the Sellers’ Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Sellers’ Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Sellers’ Representative or by such Securityholders unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative;

(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith;

(vii) to provide notice and instructions to the Escrow Agent and to authorize disbursement of funds from the Escrow Account in accordance with this Agreement; and

(viii) to make any payments or pay any expenses under or in connection with this Agreement or on behalf of the Securityholders.

(b) The Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all of its third party expenses incurred as the Sellers’ Representative. In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Securityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to Liability to any Securityholder.

(c) In the event that any amount is owed to the Sellers’ Representative, whether for expense reimbursement or indemnification, that is in excess of the Sellers’ Representative Expense Amount, the Sellers’ Representative shall be entitled to be reimbursed by the Securityholders (other than the Preferred Stockholders), and the Securityholders (other than the Preferred Stockholders) agree to so reimburse the Sellers’ Representative, and make the Sellers’ Representative whole for such shortfall. Upon written notice from the Sellers’ Representative to the Securityholders (other than the Preferred Stockholders) to the existence of a shortfall, including a reasonably detailed description as to such shortfall, each Securityholder (other than the Preferred Stockholders) shall promptly deliver to the Sellers’ Representative full payment of his or her ratable share of the amount of such shortfall based upon such Securityholder’s Pro Rata Portion of the Final Merger Consideration. The Sellers’ Representative shall, when it determines that it is no longer necessary for it to retain the Sellers’ Representative Expense Amount, distribute any portion thereof to the Securityholders (other than the Preferred Stockholders) in accordance with their respective Pro Rata Portion.

(d) Purchaser and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement (including the Escrow Agreement) all of which actions or omissions shall be legally binding upon the Securityholders.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder and (ii) shall survive the consummation of the transactions contemplated hereby.

11.3 Entire Agreement; Amendment. This Agreement, including the Company Disclosure Schedules and Purchaser Disclosure Schedules and the other documents referred to herein which form a part hereof, and the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter, other than the Confidentiality Agreement. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. Notwithstanding the foregoing, Sections 9.2, 11.3, 11.9, 11.10 and 11.14 and the definitions related thereto (solely as used in such sections) may not be amended in a manner materially adverse to the interests of the Debt Financing Sources without the written consent of the Debt Financing Sources party to the Debt Financing Commitments. Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

11.4 No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

11.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Applicable Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under Applicable Law.

11.6 Expenses and Obligations. Unless otherwise expressly provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses. For the avoidance of doubt, Purchaser shall be responsible for the costs of obtaining any R&W Insurance Policy (including the premium, commission, surplus lines tax and underwriting fee).

11.7 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and (a) delivered by hand, (b) sent by facsimile transmission (with written confirmation of delivery), or (c) sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Purchaser or Merger Sub, or to the Surviving Corporation:

Surgery Partners, Inc.

40 Burton Hills Blvd.

Nashville, TN 37215

Attention: General Counsel

with a copy to (which will not constitute notice to Purchaser or Merger Sub):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl Marcellino and William M. Shields

Fax: (646) 728-1523 and (617) 235-0509

If to the Company prior to the Closing:

NSH Holdco, Inc.

c/o National Surgical Hospitals, Inc. d/b/a National Surgical Healthcare

250 South Wacker Drive, Suite 500

Chicago, IL 60606

Attention: Rob Guenthner

Fax: (312) 474-1950

NSH Holdco, Inc.

c/o Irving Place Capital Management, L.P.

745 Fifth Avenue, 7th Floor

New York, NY 10151

Attention: Robert Juneja

Fax: (212) 551-4526

with a copy to (which will not constitute notice to the Company):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Christopher Machera

Fax: (212) 310-8007

If to the Sellers’ Representative:

IPC / NSH, L.P.

c/o Irving Place Capital

745 Fifth Avenue, 7th Floor

New York, NY 10151

Attention: Robert Juneja

Facsimile: (212) 551-4526

with a copy to (which will not constitute notice to the Sellers’ Representative):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Christopher Machera

Fax: (212) 310-8007

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if by hand delivery, on the date of transmission, if sent by facsimile, and one (1) Business Day after the date of sending, if mailed by nationally recognized overnight delivery service.

11.8 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by .PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.9 Governing Law.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law principles that would require or permit the application of the laws of another jurisdiction.

(b) Each of the parties agrees (i) that any Legal Action, whether at law or in equity, whether in contract or in tort or otherwise, with respect to this Agreement shall be brought in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and, by execution and delivery of this Agreement, each party hereto hereby irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court in any Legal Action arising out of this Agreement, (ii) not to bring or permit any of their Affiliates to bring or support any other Person in bringing any such Legal Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.7 shall be effective service of process against it for any such Legal Action brought in any such court, (iv) to waive and hereby waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Action in any such court, and (v) that, notwithstanding the foregoing, a final judgment in any such Legal Action shall be conclusive and may be enforced in any court in any other jurisdictions (where the party against which enforcement is sought has operations or owns assets) by Legal Action on the judgment or in any other manner provided by Applicable Law. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by Applicable Laws.

(c) No Seller Related Party shall have any rights or claims against any Debt Financing Source or Debt Financing Source Affiliate in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that notwithstanding the foregoing, nothing in this Section 11.9(c) shall in any way limit or modify the rights and obligations of Purchaser under this Agreement or any Debt Financing Source’s obligations to Purchaser under the Debt Financing Commitments.

(d) Notwithstanding anything herein to the contrary, each party hereto agrees that any Legal Action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Debt Financing Source or its respective Debt Financing Source Affiliate in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively in New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, and each Seller Related Party submits for itself and its property with respect to any such Legal Action to the exclusive jurisdiction of such courts, (b) not to bring or permit any of its Affiliates or Representatives to bring or support any other Person in bringing any such Legal Action in any other court, (c) to waive and hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Action in any such court, (d) that a final judgment in any such Legal Action shall be conclusive and may be enforced in other jurisdictions by Legal Action on the judgment or in any other manner provided by law, (e) that any such Legal Action shall be governed by, and construed in accordance with, the laws of the State of New York, and (f) to irrevocably waive and hereby waives any right to a trial by jury in any such Legal Action to the same extent such rights are waived pursuant to Section 11.10.

11.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY HERETO OR THERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.11 Rights Cumulative. Except as expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies not preclude the exercise of any other right or remedy available under this Agreement or Applicable Law.

11.12 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties’ prior written consent; provided that, Purchaser may assign this Agreement (a) to an Affiliate at any time without the other parties’ consent, provided that Purchaser shall remain liable for its obligations hereunder or (b) effective at and after the Effective Time, to the Debt Financing Sources and any parties providing the Debt Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Debt Financing, but no such assignment shall relieve Purchaser or Merger Sub of their respective obligations under this Agreement.

11.13 Specific Enforcement.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the obligations, undertakings, covenants or agreements of the parties hereto were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that the Company, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party, and to enforce specifically the terms and provisions of this Agreement (including Section 7.1 and Section 7.2, and including to cause Purchaser and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including ARTICLE 2) by a decree of specific performance, without the necessity of proving actual harm or posting a bond or other security therefor, this being in addition to, subject to the last sentence of Section 9.2, any other remedy to which such party is entitled at law or in equity, and each party hereto agrees, subject to the last sentence of Section 9.2, that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Without limitation of the foregoing, but subject to the last sentence of Section 9.2, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Purchaser and Merger Sub under this Agreement (including Section 7.1 and Section 7.2, and including to cause Purchaser and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including ARTICLE 2) in addition to any other remedy to which the Company is entitled at law or in equity, including the Company’s right to terminate this Agreement pursuant to ARTICLE 9 and seek payment of the Termination Fee. In the event that the Company, on the one hand, or Purchaser, on the other hand, brings a Legal Action for specific performance against the other party pursuant to this Section 11.13, and a court makes an order for specific performance against that other party, then the other party shall also pay the first party’s costs and expenses (including attorneys’ fees and expenses) in connection with all such Legal Actions to seek specific performance of such other party’s obligations under this Agreement and all Legal Actions to collect such costs and expenses. Each of the parties hereto further agrees that it shall not take any position in any Legal Action concerning this Agreement that is contrary to the terms of this Section 11.13. In addition, the Company agrees to use commercially reasonable efforts cause any Legal Action commenced by Company and pending in connection with this Agreement against Purchaser or any Related Party to be dismissed with prejudice promptly, and in any event within five (5) Business Days, after such time as Purchaser consummates the Closing pursuant to this Section 11.13.

(b) Notwithstanding Section 11.13(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Purchaser’s obligation to consummate the Closing and to make the payments contemplated by this Agreement only in the event that (a) the Marketing Period has ended and all conditions in Section 8.1 and Section 8.2 have been satisfied or waived (other than those to be satisfied at the Closing) and Purchaser fails to consummate the Merger on the date the Closing should have occurred pursuant to Section 2.3, (b) the Financing provided by the Financing Commitments (or, in the case of the Debt Financing, if Alternative Financing is being used in accordance with Section 7.5, pursuant to the Alternative Financing Commitments with respect thereto) has been funded or will be funded at the Closing, and (c) the Company has confirmed that it is ready, willing and able to consummate the Closing, and will take such actions as are within its control to so consummate the Closing, if specific performance is granted and the Equity Financing and Debt Financing are funded.

(c) Subject to the last sentence of Section 9.2, until such time as Purchaser pays the Company the Termination Fee following a valid termination of this Agreement, in no event shall the exercise of the Company Group’s right to seek specific performance pursuant to this Section 11.13 reduce, restrict or otherwise limit the Company Group’s right to terminate this Agreement pursuant to Section 9.1 and/or pursue all applicable remedies at law, including seeking payment of the Termination Fee.

11.14 Third-Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, nor confer any rights, benefits or remedies hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (a) as contemplated by Section 6.2, Section 10.2, Section 11.15, Section 11.16 and Section 11.17, (b) to the extent the Effective Time occurs, for the rights of the Securityholders under ARTICLE 2 on and after the Effective Time to receive payment therefor, and (c) the Debt Financing Sources and their respective Debt Financing Source Affiliates are express third party beneficiaries of, and are entitled to rely on and enforce as such the provisions of, Sections 9.2, 11.3, 11.9, 11.10 and 11.14.

11.15 Non-Recourse. Except and only to the extent set forth in the Equity Financing Commitment, this Agreement may only be enforced against, and a claim or cause of action based upon, arising out of, or related to this Agreement may only be brought by the expressly named party hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party and to the extent a named party to the Equity Financing Commitment (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or by such named parties under the Equity Financing Commitment), no present, former or future Affiliate, officer, director, employee, incorporator, member, partner, stockholder, agent, attorney or other Representative of any party or their Affiliates shall have any Liability (whether in contract, in tort or otherwise) for any obligations or Liabilities of any party which is not otherwise expressly identified as a party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any party under this Agreement for any claim based upon, in respect of, or by reason of, the Merger or in respect of any representations made or alleged to have been made in connection herewith or therewith. The provisions of this Section 11.15 are intended to be for the benefit of, and enforceable by the Affiliates, officers, directors, employees, incorporators, members, partners, stockholders, agents, attorneys and other Representatives referenced in this Section 11.15 and each such Person shall be a third-party beneficiary of this Section 11.15.

11.16 Legal Representation. Purchaser and the Company hereby agree, on their own behalf and on behalf of their Affiliates, and each of their and their Affiliates’ directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving

Parties”), that Weil, Gotshal & Manges LLP (or any successor) may represent (a) any or all of the Securityholders or any of their respective Affiliates, and each of their and their Affiliates’ directors, members, partners, officers, employees or Affiliates or (b) the Sellers’ Representative, in each case in connection with any dispute, Legal Action or obligation arising out of or relating to this Agreement, including under any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company or any of its Subsidiaries, and each of Purchaser and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Purchaser and the Company acknowledge that the foregoing provision applies whether or not Weil, Gotshal & Manges LLP provides legal services to Purchaser, the Company or any of its Subsidiaries after the Closing Date. Each of Purchaser and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among the Company Group or the Securityholders and their counsel, including Weil, Gotshal & Manges LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Action arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Securityholders and such counsel (notwithstanding that a member of the Company Group participated or was provided such communications nor that the Company Group is also a client of such counsel) and from and after the Closing neither Purchaser, the Company, nor any Person purporting to act on behalf of or through Purchaser or the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Purchaser and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Weil, Gotshal & Manges LLP and the Company, its Subsidiaries or any Securityholder occurring prior to the Closing in connection with this Agreement, any other Transaction Document, any of the transactions contemplated herein or therein, or any Post-Closing Representation.

11.17 Release. Effective as of the Closing Date (but only if the Closing actually occurs), except for any rights or obligations under this Agreement or the other Transaction Documents, each of Purchaser and the Surviving Corporation, each on behalf of itself and each of its Subsidiaries and Affiliates and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Securityholders, their respective Affiliates and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all Legal Actions, causes of action, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) that the Releasing Parties may have against any of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or any of its current or former Subsidiaries that may arise against the Released Parties solely as a result of the Securityholders’ ownership of Equity Securities of the Company, but only to the extent that such cause, matter or thing does not otherwise constitute Fraud. The provisions of this Section 11.17 are intended to be for the benefit of, and enforceable by the Released Parties referenced in this Section 11.17 and each such Person shall be a third-party beneficiary of this Section 11.17.

[signature page follows]

IN WITNESS WHEREOF, the Company, Purchaser, Merger Sub and the Sellers’ Representative have caused this Agreement to be signed, all as of the date first written above.

NSH HOLDCO, INC.

By:	/s/ Robert Juneja
Name: Robert Juneja
Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

SURGERY PARTNERS INC.

By:	/s/ Michael T. Doyle
Name: Michael T. Doyle
Title: Chief Executive Officer

SP MERGER SUB, INC.

By:	/s/ Michael T. Doyle
Name: Michael T. Doyle
Title: Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

IPC / NSH, L.P. (solely in its capacity as the Sellers’ Representative)

By: IPC III GP, LLC, its General Partner

By: IPC Partners III SPV, L.P., its Sole Member

By: IPC Advisors III SPV, L.P., its General Partner

By: IPCM GP, LLC, its General Partner

By:	/s/ Robert Juneja
Name: Robert Juneja
Title: Authorized Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]